Exhibit 2.1

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

among

BLACK HAWK GATHERING, L.L.C.,  MIDSTREAM OPERATIONS L.L.C., PECOS GATHERING & MARKETING, L.L.C., STRIKER OILFIELD SERVICES, LLC AND TRANSWEST LEASING, LLC,
as the Pecos Entities,

THE OWNERS OF THE PECOS ENTITIES, as Sellers,

NGL ENERGY PARTNERS LP, as Buyer,

and

GERALD L. JENSEN, as the Sellers Representative,

dated as of

October 23, 2012

i

ii

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Form of Non-Competition Agreement
Exhibit C	-	Form of Release
Exhibit D	-	Working Capital Illustration
Exhibit E	-	Capital Expansion Budget
Exhibit F	-	Form of Spousal Consent
Exhibit G	-	Form of Restricted Unit Grant Agreement
Exhibit H	-	Form of Crude Petroleum Services Agreement
Exhibit I	-	Form of Cost Over-Run Protection Agreement and Right of First Refusal
Exhibit J	-	Form of Credit Enhancement Facility Agreement (Non-Recourse)

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 23, 2012, is entered into among BLACK HAWK GATHERING, L.L.C., a Texas limited liability company (“Black Hawk”),  MIDSTREAM OPERATIONS L.L.C., a Texas limited liability company (“Midstream”), PECOS GATHERING & MARKETING, L.L.C., a Texas limited liability company (“Pecos”), STRIKER OILFIELD SERVICES, LLC, a Texas limited liability company (“Striker”), and TRANSWEST LEASING, LLC, a Texas limited liability company (“TransWest,” and together with Black Hawk, Midstream, Pecos and Striker, the “Pecos Entities”), the undersigned owners of the Pecos Entities (each, a “Seller” and collectively, the “Sellers”), NGL ENERGY PARTNERS LP, a Delaware limited partnership (“Buyer”) and GERALD L. JENSEN, in his capacity as the representative of the Sellers individually and in the aggregate (the “Sellers Representative”).

RECITALS

WHEREAS, the Sellers collectively own 100% of the equity (specifically, membership interests) of the Pecos Entities (the “Equity”); and

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Equity, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Actual Knowledge” means actual (and not constructive) awareness of the specific fact, thing, matter or circumstance referenced.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregated Group” has the meaning set forth in Section 3.22(b).

“Agreed Investigation” has the meaning assigned to such term in the definition of “Knowledge of the Pecos Entities.”

“Agreement” has the meaning set forth in the preamble. “AK LLP” has the meaning set forth in Section 9.14.

“Allocation Statement” has the meaning set forth in Section 5.9(i)(i).

“Alon Credit Enhancement Facility” means that Credit Enhancement Facility Agreement (Non-Recourse) between NGL and certain parties willing to provide a credit enhancement thereto, in the form attached hereto as Exhibit J (except with such changes as agreed between the parties).

“Applicable Law” means, as applied to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, or other legally enforceable requirement or rule of law of any Governmental Authority that is, in any case, binding upon or applicable to such Person.

“Assumed Tax Liability” of any Seller means an amount equal to the cumulative amount of state and federal income Taxes (including any applicable estimated Taxes) that would be due from such Seller for a taxable year with respect to operating income and loss allocations from the Pecos Entities (but not including any gain or allocations thereof due to the sale of the Pecos Entities to Buyer pursuant to this Agreement), assuming such Seller were an individual subject to tax at the highest marginal tax rate and earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Seller from the Pecos Entities for income tax purposes for such taxable year.

“Balance Sheet” has the meaning set forth in Section 3.8(a).

“Balance Sheet Date” has the meaning set forth in Section 3.8(b).

“Black Hawk” has the meaning set forth in the preamble.

“breach,” as applied to any inaccuracy of, or inconsistency with, any representation, warranty or covenant hereunder, shall be defined by Applicable Law but shall not extend to a claim by a Person which, if true, would constitute a breach of one or more representations, warranties or covenants, nor any occurrence or circumstance that is, was or could be an inaccuracy of, or inconsistent with, one or more representations, warranties or covenants unless and until, in any case, Buyer and the Sellers Representative, on behalf of the Sellers, agree in writing that a breach of one or more representations, warranties or covenants has occurred or such a breach is finally determined by a court or arbiter of competent jurisdiction.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Applicable Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.4(b).

“Buyer Indemnified Persons” means (a) Buyer and its Affiliates and their officers, directors, partners, managers, employees, agents and representatives and (b) if the Closing occurs (subject to Section 9.14 hereof), each of the Pecos Entities and any Person who was an officer, director or employee of a Pecos Entity other than a Seller or an Affiliate thereof.

“Buyer’s Key Managers” means the following individuals (each individually and collectively): Mike Krimbill, Jim Burke, David Kehoe, Bill Laughlin, Johan Themaat and/or Rogan McGillis; provided, however, in the event of a breach or inaccuracy of the representation found in Section 4.10 hereof, then the definition of Buyer’s Key Managers shall be extended to such other officers of Buyer who had principal responsibility for receiving, evaluating, considering and passing upon the due diligence information made available by the Sellers and the Pecos Entities, including by way of the Data Room.

“Call Agreement” means that Call Agreement, dated on or about the Closing Date, between the Sellers (or any subset thereof) or the Seller Designee(s) (on the one hand) and Buyer (on the other hand) relating to the purchase and sale of certain NGL Units, on the conditions and pursuant to the terms contained therein.

“Cap” has the meaning set forth in Section 7.4(b).

“Capital Expansion Budget” has the meaning set forth in Section 2.3(d).

“CERCLIS” has the meaning set forth in Section 3.19(e).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Date Compensation Letters” means, collectively (1) that Closing Date Compensation Letter, dated on or about October 23, 2012, provided by Pecos to Dolloff (and acknowledged thereby) pursuant to which such entity has committed, on the terms and subject to the conditions thereof, to pay a specified Stay Bonus Amount to Dolloff if and to the extent the transactions contemplated hereby are consummated, and (2) that Closing Date Compensation Letter, dated on or about October 23, 2012, provided by Pecos to Peele (and acknowledged thereby) pursuant to which such entity has committed, on the terms and subject to the conditions thereof, to pay a specified Stay Bonus Amount to Peele if and to the extent the transactions contemplated hereby are consummated, copies of which have been provided in the Data Room.

“Closing Date Working Capital” has the meaning set forth in Section 2.4(a).

“Closing Payment” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 3.22(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 5.12.

“Confidentiality Agreement” means that Confidentiality Agreement, dated as of August 1, 2012, between High Sierra (on the one hand) and Black Hawk, Pecos, Striker, Toro and TransWest (on the other), as subsequently joined by Buyer and Midstream pursuant to the terms of the LOI, as the same may be amended and/or further supplemented.

“Consents” means all authorizations, consents, waivers, orders or approvals of, or registrations, declarations, notices or filings with, or any advice to, or any expiration of one or more waiting periods imposed by, any Governmental Authority or any third party, in each case, that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Constituent Documents” has the meaning set forth in Section 3.1.

“Continuing Employee(s)” has the meaning set forth in Section 5.4(a).

“Cost Over-Run Protection Agreement and Right of First Refusal” means that Cost Over-Run Protection Agreement and Right of First Refusal, dated as of the Closing Date, between Toro and Buyer, in the form attached hereto as Exhibit I.

“Credit Enhancement has the meaning set forth in Section 3.10.

“Credit Enhancer” has the meaning set forth in Section 3.10.

“Crude Petroleum Services Agreement” means that Crude Petroleum Services Agreement, dated as of the Closing Date, between Toro and Black Hawk, in the form attached hereto as Exhibit H.

“Data Room” means the electronic document site or “virtual data room” of the Pecos Entities and the Sellers containing the documents set forth in the index included on Disclosure Schedule 1.1(a).

“Dead Band” means the inclusive range of amounts of Working Capital (including Estimated Working Capital and Final Working Capital) from the Minimum Working Capital Target to the Maximum Working Capital Target, for which no adjustment to Purchase Price will be required.

“Deductible” has the meaning set forth in Section 7.4(a).

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedules” means the Disclosure Schedules (together with all exhibits, schedules, attachments, documents, disclosures and information contained or reasonably referred to therein) delivered by the Pecos Entities and the Sellers to Buyer concurrently with the execution and delivery of this Agreement, together with any subsequent update, supplement or additional information provided in connection therewith.  The Disclosure Schedules shall be governed by an Agreement Regarding Use affixed thereto.

“Dollars or $”  means the lawful currency of the United States.

“Dolloff” means Ken Dolloff, an employee of Pecos.

“Drop Dead Date” has the meaning set forth in Section 8.1(b).

“Employee Benefit Plans” means each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and enforceable against the Pecos Entities and covering one or more current or former employees of the Pecos Entities, current or former directors of the Pecos Entities or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Pecos Entities, or under which the Pecos Entities has any liability for premiums or benefits.

“Employees” has the meaning set forth in Section 3.22(m).

“Environmental Law” means any Applicable Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of Hazardous Substances.

“Equity” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” has the meaning set forth in Section 2.3(b).

“Escrow Agent” means JPMorgan Chase Bank, NA, or such other bank or financial institution of national reputation as shall be designated by the Sellers prior to Closing.

“Escrow Agreement” means the agreement entered into at the Closing in the form of Exhibit A, by and among the Sellers Representative, on behalf of the Sellers, Buyer and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Escrow Claim” has the meaning set forth in Section 2.3(b).

“Estimated Balance Sheet” shall have the meaning set forth in Section 2.3(e).

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(e).

“Exclusivity Period” has the meaning set forth in Section 5.12.

“Expense Account” has the meaning set forth in Section 2.3(f).

“Expense Agreement” means that Expense Agreement, dated on or about the Closing Date, between the Escrow Agent (or such other Person as shall be designated by the Sellers Representative to accept the Expense Reserve Amount), the Sellers and the Sellers Representative, relating to the Expense Account.

“Expense Reserve Amount” shall have the meaning set forth in Section 2.3(f).

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Final Determination Documents” has the meaning set forth in Section 2.4(a).

“Final Release Date” has the meaning set forth in Section 2.3(b).

“Final Working Capital” shall mean the Working Capital of the Pecos Entities as finally and conclusively determined in accordance with Sections 2.4(a) and/or 2.4(b) hereof.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“Fraud” shall mean actual fraud by a Seller in connection with the transactions contemplated by this Agreement only and shall not extend to constructive fraud or other theories of fraud.

“GAAP” means United States Generally Accepted Accounting Principles in effect from time to time, as applied by the Pecos Entities in a manner consistent with the accounting practices, policies, judgments and methodologies applied and used by the Pecos Entities historically (as long as such practices, policies, judgments and methodologies are not inconsistent with United States Generally Accepted Accounting Principles).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.  For purposes of adding additional clarity only, the parties agree that the NYSE shall, wherever applicable, constitute a “Governmental Authority.”

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, (a) that is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any provisions of Environmental Law, (b) that is included within statutory and/or regulatory definitions, classifications, or listings of “hazardous substance,” “special waste” “hazardous waste,” extremely hazardous substance,” “solid waste” “medical waste,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant,”

or “contaminant” under any Environmental Law, and (c) any petroleum or petroleum-derived products, radon, radioactive materials or wastes (including naturally occurring radioactive materials), asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“High Sierra” means High Sierra Energy, LP, an Affiliate of Buyer.

“Indebtedness” of any Person shall mean every obligation (including any reimbursement obligation), debt, liability or loss (of any nature or description whatsoever) of such Person (whether or not recourse is to all or a portion of the assets of such Person and whether contingent or not): (i) for money borrowed; (ii) evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) with respect to letters of credit, performance or payment bonds or guarantees, or other similar instruments issued for the account of such Person; (iv) issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or liabilities arising in the ordinary course of business); (v) with respect to capital leases; (vi) in respect of derivative products, including interest rate and commodity forward contracts, options and swaps and similar arrangements; (vii) with respect to every obligation of the type referred to in clauses (i) through (vi) of another Person which such Person has guaranteed or is responsible or liable for directly or indirectly, as obligor or otherwise, and (viii) with respect to every obligation of the type referred to in clauses (i) through (vi) of another Person which is secured by a lien (other than a Permitted Encumbrance) on any property or assets of such Person; provided, however, for purposes of additional clarity only, Indebtedness shall not include Permitted Obligations or the Credit Enhancements set forth on Disclosure Schedule 3.10.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Independent Auditor” has the meaning set forth in Section 2.4(b).

“Ineligible Claims” has the meaning set forth in Section 7.4(a).

“Initial Release Date” has the meaning set forth in Section 2.3(b).

“Intellectual Property” means any and all: (a) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets (as defined by Texas law); (d) patents and patent applications; and (e) internet domain name registrations.

“JAMS” has the meaning set forth in Section 9.10(b).

“Key Relationships” has the meaning set forth in Section 5.2(a).

“Knowledge Group” has the meaning assigned to such term in the definition of “Knowledge of the Pecos Entities.”

“Knowledge of the Pecos Entities,” or any other similar knowledge qualification relating to the Pecos Entities, the Sellers or the Sellers Representative, means the Actual Knowledge of the Persons specifically listed on Disclosure Schedule 1.1(b) (and not others) (collectively, the “Knowledge Group”) following the Agreed Investigation.  For purposes of the foregoing definition, the parties agree that the “Agreed Investigation” will conclusively and presumptively be deemed to have occurred if the members of the Knowledge Group listed on Disclosure Schedule 1.1(b) communicate with the other Person(s) also listed on such Schedule (next to the name of the member(s) of the Knowledge Group) and reasonably inquire about the topic of the particular Section(s) of the Agreement so referenced.  For purposes of adding additional clarity hereto, the parties acknowledge and agree that the Knowledge Group shall not be required to conduct any further investigation (whether deemed reasonable under the circumstances or not), nor shall they be charged with the knowledge that could be determined from any such further investigation.

“Leased Real Property” means all of the real property leased by the Pecos Entities.

“Legal Proceeding” has the meaning set forth in Section 3.12.

“Liabilities” means any liability that would be required to be disclosed on a balance sheet prepared in accordance with GAAP or required to be disclosed in the footnotes thereto in accordance with GAAP, but shall not extend to or include other debts, obligations, duties or liabilities of any kind, character or description.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“LOI” means that Letter of Intent, dated as of August 28, 2012, between Buyer and the Pecos Entities.

“Losses” means actual out-of-pocket losses, damages, liabilities and costs (including reasonable fees and expenses of attorneys, accountants, other professional advisors and expert witnesses) but shall not include (a) consequential, punitive, special, exemplary, incidental, indirect or similar such measures of loss; or (b) diminution in value losses, damages based on loss of business reputation or opportunity or damages based on loss of past, present or future revenue or income or based on any type of multiplier; provided, however, that in the event of a Third-Party Claim, “Losses” as used herein, shall include any such measures of loss described in clauses (a) and (b) above, but only to the extent specifically imposed against and paid by the Buyer Indemnified Persons.  The parties agree that in the event that meaningful benefits or rights are available to the Buyer Indemnified Persons because of the same set of facts, things, matters or circumstances giving rise to a Loss, then, in such event, “Loss” as used herein, shall be calculated on the basis of the net Loss so suffered and not the amount of gross Loss without regard to such related benefits or rights.

“Material Adverse Effect” means any result, event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, condition (financial or otherwise), assets or liabilities of the Pecos Entities, taken as a whole; except to the extent resulting from (i) changes in general economic conditions in the United States or foreign economies or securities or financial markets in general, (ii) changes affecting generally the industries or markets in which the Pecos Entities (or any of them) operate (including, for this purpose, (a) any change in the price of crude oil or other hydrocarbons, (b) any change in interest rates and (c) any impact the events specified in (a) or (b) have or may have on drilling, marketing, gathering and/or transportation activities), (iii) the announcement or consummation of the transactions contemplated by this Agreement (including the announcement that Buyer is acquiror of the Pecos Entities) or any action required or permitted by this Agreement (including, for this purpose, the elimination of Toro from the transactions contemplated hereby), (iv) changes in Applicable Law or accounting rules or principles, including changes in GAAP, (v) acts of war, sabotage or terrorism, military actions or the escalation thereof, or (vi) any matter of which the Buyer’s Key Managers had Actual Knowledge thereof on the date hereof, provided that, with respect to clauses (i), (iii), (iv) or (v), such result, event, occurrence, fact, condition or change does not affect the Pecos Entities in a substantially disproportionate manner.

“Material Contracts” means any of the following contracts, agreements, or other legally enforceable commitments or arrangements to which any of the Pecos Entities is a party:

(a)           all contracts involving commitments to other Persons to make capital expenditures in excess of $100,000 per year and which are not terminable on less than thirty (30) days’ notice without penalty;

(b)           any written employment, confidentiality, non-competition, severance or termination agreements  for any employee or consultant, which are not terminable at will or with less than thirty (30) days’ notice without penalty;

(c)           any collective bargaining agreements;

(d)           all contracts for Indebtedness;

(e)           all contracts which, on their face, prohibit one or more of the Pecos Entities from freely engaging in any business or competing anywhere in the world; and

(f)            all contracts, including master service agreements or other similar agreements and any work orders, purchase orders or other similar commitments (whether exclusive or otherwise) with any producer, sales agent, representative, franchisee, dealer, marketer, distributor or other similar Person or any Governmental Authority involving the payment or receipt of $100,000 or more per year.

“Maximum Working Capital Target” means an amount of Working Capital equal to Twenty Three Million, Six Hundred Thousand Dollars ($23,600,000).

“Midstream” has the meaning set forth in the preamble.

“Midstream Financial Statements” has the meaning set forth in Section 3.8(a).

“Minimum Working Capital Target” means an amount of Working Capital equal to Twenty Two Million, Four Hundred Thousand Dollars ($22,400,000).

“Net Tax  Benefit” has the meaning set forth in Section 7.4(e).

“NGL Restricted Units Value” means $245.310.

“NGL Restricted Units” means the restricted units representing 10,000 NGL Units to be granted to Dolloff pursuant to the Restricted Unit Grant Agreement.

“NGL Units” means the common units of Buyer, representing limited partnership interests therein.

“Non-Competition Agreements” has the meaning set forth in Section 2.5(a)(ii).

“NPL” has the meaning set forth in Section 3.19(e).

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Owned Real Property” means all parcels and tracts of land in which the Pecos Entities have a fee simple ownership interest, if any, and all buildings, structures, fixtures and improvements located on the such parcels and tracts of land, including those under construction.

“Pecos” has the meaning set forth in the preamble.

“Pecos Entities” has the meaning set forth in the preamble.

“Peele” means Rachel Peele, an employee of Pecos.

“Percentage Interest” of each Seller is as set forth on Disclosure Schedule 1.1(c) and represents the percentage ownership of the Pecos Entity or Pecos Entities held by such Seller, as adjusted by the portion of the Purchase Price payable in connection with the acquisition of such Pecos Entity or Pecos Entities (also as set forth on Disclosure Schedule 1.1(c)).

“Permits” has the meaning set forth in Section 3.11(a).

“Permitted Encumbrances” shall mean each of the following:  (a) Liens for current Taxes and other governmental charges that are not yet delinquent; (b) as set forth on Schedule 1.1(d)(i), Liens for Taxes, assessments, governmental charges, levies or claims, the non-payment of which is being diligently contested in good faith or liens arising out of judgments or awards against the Pecos Entities with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review and, in each case, the time limit has not yet run for such an appeal or review with respect to such judgment or award, but only to the extent that, with respect to the foregoing Liens in this clause (b), no foreclosure, sale or similar proceedings shall have been commenced with respect thereto; (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business; (d) Liens incurred in connection with worker’s compensation and unemployment insurance or similar laws; (e) statutory landlords’ liens; (f) with respect to any Real Property: (i) zoning, building or similar restrictions relating to or affecting property, (ii) matters of record, except for and specifically excluding any matters of record that, upon review of the title commitments for each parcel of Owned Real Property to be provided by the Sellers as a condition to Closing pursuant to Section 6.2(e), Buyer or Buyer’s lender determine in their reasonable discretion to have a material and adverse impact on such Owned Real Property or Sellers’ fee simple title thereto and (iii) standard printed exceptions as would otherwise appear on a title insurance policy; (g) unrecorded matters that do not adversely affect in any material respect the use of such property as currently used by the Pecos Entities; (h) Liens related in any way to the Permitted Obligations and/or (i) Liens otherwise set forth on Disclosure Schedule 1.1(d)(iii).

“Permitted Obligations” means any debt, obligation, loss (of any nature or description whatsoever) or liability related to (a) trade accounts payables or liabilities incurred in the ordinary course of business, (b) operating leases, (c) customer deposits or prepaids, (d) deferred revenue received in the ordinary course of business, (e) intra-company obligations between or among any of the Pecos Entities incurred in the ordinary course of business, (f) obligations relating to the Company’s retention bonus program as disclosed on Disclosure Schedule 1.1(e) and (g) each of those debts, obligations, losses or liabilities listed on Disclosure Schedule 1.1(e).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.

“Privileged Materials” has the meaning set forth in Section 9.14.

“Pro Rata Share” has the meaning set forth in Section 9.13(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Receivables” means all receivables of the Pecos Entities (as determined under GAAP), including notes, accounts receivable and trade account receivables.

“Reimbursable Capital Expenditures” has the meaning set forth in Section 2.3(d).

“Releases” has the meaning set forth in Section 2.5(a)(vi).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents, representatives of such Person.

“Reserved Employees” shall mean Kenneth Ford, Anthony Hernandez and Chris Jensen (unless agreed otherwise prior to Closing).

“Restricted Parties” has the meaning set forth in Section 2.5(a)(ii).

“Restricted Unit Grant Agreement” means that Restricted Unit Grant Agreement, dated as of the Closing Date, between Dolloff and Buyer relating to the issuance of the NGL Restricted Units, in the form of Exhibit G attached hereto.

“Schedule of Differences” has the meaning set forth in Section 2.4(a).

“Seller(s)” has the meaning set forth in the preamble.

“Seller Designee(s)” means that Person or Persons designated by the Sellers, if any, to exercise the rights and fulfill the obligations of the Sellers under the terms of the Call Agreement.

“Seller Group” has the meaning set forth in Section 9.14.

“Seller Indemnified Persons” means (a) each Seller and their respective Affiliates, officers, directors, partners, managers, employees, agents, representatives, trustees and beneficiaries and (b) the Seller Representative in his, her or its capacity as such.

“Sellers Representative” has the meaning set forth in the preamble.

“Significant Contracts” shall mean the current contracts with the following customers and suppliers: CrownQuest Operating, Linn Energy, Apache, Athlon Energy, Meritage (now Three Rivers), Big Star, Endeavor, Exco, Legacy, Alon USA, LP (“Alon”), OEMI and Flint Hills.

“Special Rep. Cap” has the meaning set forth in Section 7.4(b).

“Special Representations” has the meaning set forth in Section 7.1(a).

“Spousal Consent” means the spousal consent to be provided by the spouse of each Seller in the form attached hereto as Exhibit F.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates, facilities or operations of the Pecos Entities.

“Stay Bonus Amount” means, collectively (1) that bonus payment of $250,000 to be paid by Pecos to Dolloff, and (2) that bonus payment of $25,000 to be paid by Pecos to Peele, in each case pursuant to the terms of the Closing Date Compensation Letters.

“Straddle Period” has the meaning set forth in Section 5.9(d).

“Striker” has the meaning set forth in the preamble.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, margins, registration, profits, license, lease, service, service use, value added, withholding, payroll, employment, unemployment, social security, disability, estimated, alternative or add on minimum, excise, severance, environmental, stamp, occupation, premium, capital stock, property (real or personal), real property gains, windfall profits, wealth, net wealth, net worth, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions, fines or penalties.

“Tax Contest” has the meaning set forth in Section 5.9(f).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Threat” or “Threatened” shall mean, with respect to the Pecos Entities, the Sellers or the Sellers Representative, that the referenced members of the Knowledge Group listed on Disclosure Schedule 1.1(b) had Actual Knowledge of the specific fact, thing, matter or circumstance which is the subject of the threat after making the Agreed Investigation (with such phrase having the same meaning as specified under the definition of “Knowledge of the Pecos Entities”).

“Threshold” has the meaning set forth in Section 7.4(a).

“Toro” refers to Toro Operating Company, Inc., an Affiliate of the Pecos Entities (but not a part of the transactions contemplated hereby).

“Toro Transfers” shall have the meaning set forth in Section 5.19.

“Transaction Dispute” shall have the meaning set forth in Section 9.10(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Call Agreement and such other documents, instruments and certificates as are necessary or appropriate to consummate the transactions contemplated herein and therein.

“Transfer Taxes” has the meaning set forth in Section 5.9(g).

“TransWest” has the meaning set forth in the preamble.

“WARN Act” means the federal Workers Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital” means as of a specified date (a) the sum of the current assets of the Pecos Entities (which for the avoidance of doubt will include, without limitation and without duplication, cash and cash equivalents, accounts receivable, unbilled receivables, employee advances, prepaid expenses and deposits), minus (b) the sum of all current liabilities of the Pecos Entities, all as determined in accordance with GAAP and the illustration and notes set forth on Exhibit D attached hereto and incorporated herein by reference.  In the event of any inconsistency between Exhibit D and the terms of this Agreement (including this definition of Working Capital), the parties agree that the terms of Exhibit D shall control and govern.

ARTICLE II.

PURCHASE AND SALE

Section 2.1            Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller (on a several and not joint and several basis), all of such Seller’s right, title and interest in and to the Equity held by such Seller for the consideration specified herein.

Section 2.2            Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Equity is One Hundred, Twenty Five Million Dollars ($125,000,000.00), payable in cash and subject to adjustment as provided herein.

Section 2.3            Calculation and Payment of the Purchase Price; Agreed Adjustments.

(a)           At Closing, Buyer shall pay to each Seller an amount of cash equal to the Closing Payment multiplied by the Percentage Interest applicable to such Seller.  For purposes of this Agreement, the “Closing Payment” shall mean an aggregate amount of cash equal to (i) the Purchase Price, (ii) minus the Escrow Amount, (iii) minus the Expense Reserve Amount, (iv) minus the NGL Restricted Units Value, (v) minus the Stay Bonus Amount, (vi) plus the Reimbursable Capital Expenditures and, finally, (vii) plus the amount, if any, by which the Estimated Working Capital exceeds the Maximum Working Capital Target or minus the amount, if any, by which the Minimum Working Capital Target exceeds the Estimated Working Capital.

(b)           Upon the Closing, Buyer shall withhold an amount of cash equal to Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the “Escrow Amount”) and deliver it to the Escrow Agent, to be held by the Escrow Agent as collateral and security for the rights of the Buyer Indemnified Persons under Section 5.9(e) and Article VII of this Agreement (only, and for no other purpose).  The Escrow Amount, together with all interest and earnings thereon (the “Escrow Account”), shall be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement.  On January 1, 2014 (the “Initial Release Date”), the Escrow Agent shall deliver the Escrow Account as directed by the Sellers Representative (and the Escrow Agent is hereby entitled to rely on such direction); provided, however, in the event that Buyer has then timely and properly submitted claims against such Escrow Account (each an “Escrow Claim”) to the Sellers Representative, the parties hereto agree that the Escrow Account (or such portion of the Escrow Account as shall be encumbered by timely and properly submitted Escrow Claims) shall be maintained by the Escrow Agent until, at the latest, April 30, 2014.  On May 1, 2014 (the “Final Release Date”), the Escrow Agent shall deliver any remaining funds in the Escrow Account, whether or not an Escrow Claim has been made or remains unresolved, as directed by the Sellers Representative (and the Escrow Agent is hereby entitled to rely on such direction).  Following Closing, but prior to release of the funds in the Escrow Account on the Initial Release Date or the Final Release Date, as the case may be and as contemplated above, Buyer and the Sellers Representative agree to (i) promptly and in good faith attempt to resolve any Escrow Claims submitted by Buyer against the Escrow Account and (ii) provide joint written instructions to the Escrow Agent to release funds in the Escrow Account to Buyer where Buyer has made a proper and timely claim therefor and the amount of such claim has been finally determined by the parties pursuant to the provisions of this Agreement.  Buyer agrees to promptly (and, in any event, within three (3) Business Days) acknowledge and confirm, in writing, any advice or instruction provided to the Escrow Agent by the Sellers Representative in accordance with the terms of this Section 2.3(b) if requested by the Escrow Agent or the Sellers Representative (including advice on or following the Initial Release  Date or the Final Release Date that funds must be released as directed by the Sellers  Representative).  For purposes of clarity, subject to the limitations set forth in Article VII, if an Escrow Claim is not resolved prior to the Final Release Date and funds have been released at the instruction of the Seller Representative with respect thereto, a Buyer’s Indemnified Person may seek payment directly from the Sellers for the amount of such Escrow Claim.

(c)           All parties hereto agree, for all Tax purposes, that: (i) Buyer shall be treated as the owner of the Escrow Account, and the Escrow Account, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Escrow Account is actually distributed to Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) Sellers’ rights to the Escrow Account under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iv) in no event shall the aggregate payments under the Escrow Account to Sellers exceed Seven Million, Eight Hundred Thousand Dollars ($7,800,000).  Clause (iv) of the preceding sentence is intended to ensure that the right of Sellers to the Escrow Account is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(d)           At Closing, Buyer shall increase the Purchase Price, on a dollar for dollar basis, for the cash portion of those capital expenditures actually incurred by the Pecos Entities between the date hereof and the Closing Date if (i) such capital expenditures are set forth on the Capital Expansion Budget attached as Exhibit E hereto (the “Capital Expansion Budget”), (ii) if not set forth on the Capital Expansion Budget, such amounts do not exceed Fifty Thousand Dollars ($50,000) (in the aggregate) or (iii) Buyer has otherwise agreed in writing to reimburse Sellers for such capital expenditures (the “Reimbursable Capital Expenditures”).  Accordingly, the parties agree to report any Reimbursable Capital Expenditures paid pursuant to this Section 2.3(d) as an adjustment (i.e., increase) to the Purchase Price and, furthermore, each party agrees not to initiate any Tax filing or Tax-related Legal Proceeding in which such party takes a position inconsistent with the position expressed herein.

(e)           No later than two (2) Business Days prior to the Closing Date, the Pecos Entities shall deliver to Buyer (a) an estimated consolidated unaudited balance sheet for the Pecos Entities prepared in accordance with GAAP which balance sheet shall reflect the estimated balances as of the Closing Date (but without giving effect to the Closing) (the “Estimated Balance Sheet”), and (b) an itemized good faith estimate of Working Capital for the Pecos Entities as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) (“Estimated Working Capital”).

(f)            At Closing, in order to establish a fund to, among other things, pay the costs and expenses of the Sellers Representative and the Sellers after the Closing (including any and all costs and expenses arising from any dispute or disagreement involving this Agreement or Buyer), Buyer shall remit to the Escrow Agent (or such other Person as shall be designated by the Sellers Representative), to be deposited into an account separate and apart from the Escrow Account (the “Expense Account”), an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Expense Reserve Amount”) to be held by the Escrow Agent (or such other designated Person) for the exclusive benefit of the Sellers Representative and Sellers pursuant to the terms of the Expense Agreement.  Buyer agrees and acknowledges that it shall have no interest whatsoever (now or in the future) in the Expense Account (which has not been set aside as security for the Sellers’ or the Pecos Entities’ obligations to Buyer hereunder) and the Escrow Agent (or such other designated Person) shall take instruction in connection therewith exclusively from the Sellers Representative.  Once deposited with the Escrow Agent (or such other designated Person), Buyer disclaims any and all right, title or interest in, to or under the Expense Account or the underlying Expense Reserve Amount.  For income tax reporting matters, the Sellers shall be regarded as the owners of the Expense Reserve Amount.

(g)           At Closing, Buyer shall issue the NGL Restricted Units to Dolloff on the conditions and pursuant to the terms contained in the Restricted Unit Grant Agreement.  At Closing, Buyer shall pay the Stay Bonus Amount directly to Pecos in order to permit it to fund its obligations under that Closing Date Compensation Letters.  Pecos agrees to fund the Stay Bonus Amount contemplated by the Closing Date Compensation Letters on the Closing Date, if (but only if) required by the terms thereof.

(h)           By execution hereof, each of the Sellers hereby expressly acknowledges and agrees (i) that he, she or it understands the purchase price mechanics set forth herein (including the manner in which his, her or its Percentage Interest will be calculated) and (ii) to the deduction from the Purchase Price for the items referenced herein, including the establishment of the Escrow Account and the Expense Account, the retention of the funds for such accounts and the distribution and use of those funds pursuant to the terms of this Agreement, the Escrow Agreement and the Expense Agreement.

Section 2.4            Final Working Capital Determination.

(a)           Within sixty (60) days following the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver to the Sellers Representative (i) the proposed final unaudited consolidated balance sheet of the Pecos Entities as of the Closing Date prepared in accordance with GAAP (but without giving effect to the Closing) (the “Closing Date Balance Sheet”), (ii) an itemized schedule of proposed Working Capital as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) (the “Closing Date Working Capital”) and (iii) an itemized schedule of differences between the line items reflected in Buyer’s Closing Date Working Capital calculation and the line items reflected in the Pecos Entities’ Estimated Working Capital calculation (and a reasonably detailed analysis of the basis, reason or rationale for the proposed change as well as supporting references to GAAP, this Agreement or Exhibit D, as the case may be) (the “Schedule of Differences”).  Each of the Closing Date Balance Sheet, the schedule of Closing Date Working Capital and Schedule of Differences (together, the “Final Determination Documents”) shall be prepared by Buyer in good faith in accordance with this Agreement (including the definition of Working Capital contained herein) and in accordance with GAAP (but without giving effect to the Closing).  Without limiting the generality of the foregoing, Buyer agrees that it shall not, nor shall it cause or permit its Representatives to, apply or use (or attempt to apply or use) accounting practices, policies, judgments or methodologies different from or inconsistent with those applied and used by the Pecos Entities historically unless such practices, policies, judgments or methodologies are inconsistent with United States Generally Accepted Accounting Principles.  Following delivery of the Final Determination Documents, the Sellers Representative and his Representatives, upon reasonable advance notice to Buyer, shall have the right to visit the Pecos Entities during normal business hours to verify and review such Final Determination Documents and the books, records and accounting information of the Pecos Entities relating thereto (including accountants’ work papers, if any).  Buyer agrees to use commercially reasonable efforts to respond (and to cause its Representatives, including accountants, to respond) to reasonable inquiries from the Sellers Representative and his Representatives related to such verification and review.  Without limiting the generality of the foregoing, Buyer agrees to use commercially reasonable efforts to provide access to the necessary books and records of the Pecos Entities electronically.  If Buyer fails to deliver the Final Determination Documents within the period described, the Estimated Working Capital proposed by the Pecos Entities prior to Closing shall be deemed, for all purposes hereunder, to be (and shall be conclusively regarded as) the Final Working Capital.

(b)           If, within forty-five (45) days following delivery of the Final Determination Documents to the Sellers Representative, the Sellers Representative has not delivered to Buyer written notice (the “Objection Notice”) of his objections to the schedule of Closing Date Working Capital, then Closing Date Working Capital, as set forth in such schedule, shall be deemed final and conclusive and shall be Final Working Capital; provided, however, the response period for the Objection Notice shall be increased to sixty (60) days in the event that the Closing Date Working Capital proposed by Buyer would, if accepted, result in an additional payment to the Buyer under the terms hereof of more than One Hundred Thousand Dollars ($100,000).  If the Sellers Representative delivers the Objection Notice within such prescribed period, then Buyer and the Sellers Representative shall endeavor in good faith to resolve the objections, for a period not to exceed forty-five (45) days from the date of delivery of the Objection Notice.  In the event that Buyer and the Sellers Representative shall resolve all objections set forth in the Objection Notice within such forty-five (45) day period, Buyer and the Sellers Representative shall execute a memorandum setting forth (i) the resolved item(s) and/or amount(s) and (ii) Final Working Capital, as calculated based on such resolved item(s) and/or amount(s).  If, however, at the end of the forty-five (45) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted to an independent accounting firm (the “Independent Auditor”), mutually agreeable to Buyer and the Sellers Representative, which firm shall resolve any objections that remain in dispute.  Buyer and the Sellers Representative shall use all commercially reasonable efforts to select the Independent Auditor within ten (10) days of the expiration of such period and to cause the Independent Auditor to resolve all disagreements as soon as practicable following appointment.  The parties agree that (A) any Person proposed as an Independent Auditor must disclose, in writing to Buyer and the Sellers Representative, any factors, relationships, current or prior engagements or similar matters that could reasonably be regarded as a conflict hereunder or which would, reasonably or in the opinion of the Independent Auditor, cause it to have or maintain (or potentially have or maintain) a bias for or against either party, (B) the Independent Auditor shall be retained jointly by Buyer and the Sellers Representative, (C) the Independent Auditor shall be instructed by both the Sellers Representative and Buyer, in writing within two (2) Business Days of its engagement, that it must remain neutral with respect to the dispute, (D) the Independent Auditor must make a final determination in accordance with a strict interpretation of the relevant provisions of this Agreement, (E) each of Buyer and the Sellers Representative will provide the Independent Auditor with such access to books, records and accounting information (including accountants’ work papers) as the Independent Auditor regards as reasonably related or necessary to its assignment hereunder, (F) it will not engage, nor permit any of its Representatives to engage, in any ex parte communications with the Independent Auditor (it being the agreement between the parties that all communications between the Independent Auditor and any party shall be in writing, with a copy of the original communication, any response thereto and any other communication, to be delivered to the other party) and (G) the Independent Auditor will be required to provide a written report with respect to its determination hereunder.  The scope of the Independent Auditors engagement shall be limited to the resolution of the unresolved disputed items described in the Objection Notice, and the recalculation, if any, of the amounts therein in light of such resolution.  The determination by the Independent Auditor shall be binding on the parties and shall represent Final Working Capital, absent manifest error or a failure to adhere to the express terms of this Agreement.  The costs, fees and expenses of the Independent Auditor incurred in connection with the resolution of a dispute pursuant to this Section 2.4(b) shall be borne equally by the Sellers (on the one hand) and Buyer (on the other hand).  Each party shall bear its own attorneys’ fees associated with a dispute pursuant to this Section 2.4(b).

(c)           (i)            If Final Working Capital is less than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are greater than the Maximum Working Capital Target, the Sellers shall pay to Buyer, as instructed by Buyer, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Final Working Capital and Estimated Working Capital, without interest.

(ii)           If Final Working Capital is less than Estimated Working Capital, Estimated Working Capital is greater than the Maximum Working Capital Target and Final Working Capital is within the Dead Band, the Sellers shall pay to Buyer, as instructed by Buyer, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Estimated Working Capital and the Maximum Working Capital Target, without interest.

(iii)          If Final Working Capital is less than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are within the Dead Band, then no adjustment shall be made to the Purchase Price on account thereof.

(iv)          If Final Working Capital is less than Estimated Working Capital, Final Working Capital is less than the Minimum Working Capital Target and Estimated Working Capital is within the Dead Band, the Sellers shall pay to Buyer, as instructed by Buyer, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between the Minimum Working Capital Target and Final Working Capital, without interest.

(v)           If Final Working Capital is less than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are less than the Minimum Working Capital Target, the Sellers shall pay to Buyer, as instructed by Buyer, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Final Working Capital and Estimated Working Capital, without interest.

(vi)          If Final Working Capital is less than Estimated Working Capital, Estimated Working Capital is greater than the Maximum Working Capital Target and Final Working Capital is less than the Minimum Working Capital Target, the Sellers shall pay to Buyer, as instructed by Buyer, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Estimated Working Capital and the Maximum Working Capital Target plus the difference between Final Working Capital and the Minimum Working Capital Target, without interest.

(d)           (i)            If Final Working Capital is greater than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are greater than the Maximum Working Capital Target, Buyer shall pay to the Sellers, as instructed by the Sellers Representative, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Final Working Capital and Estimated Working Capital, without interest.

(ii)           If Final Working Capital is greater than Estimated Working Capital, Final Working Capital is greater than the Maximum Working Capital Target and Estimated Working Capital is within the Dead Band, Buyer shall pay to the Sellers, as instructed by the Sellers Representative, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Final Working Capital and the Maximum Working Capital Target, without interest.

(iii)          If Final Working Capital is greater than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are within the Dead Band, then no adjustment shall be made to the Purchase Price on account thereof.

(iv)          If Final Working Capital is greater than Estimated Working Capital, Estimated Working Capital is less than the Minimum Working Capital Target and Final Working Capital is within the Dead Band, Buyer shall pay to the Sellers, as instructed by the Sellers Representative, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between the Minimum Working Capital Target and the Estimated Working Capital, without interest.

(v)           If Final Working Capital is greater than Estimated Working Capital and both Final Working Capital and Estimated Working Capital are less than the Minimum Working Capital Target, Buyer shall pay to the Sellers, as instructed by the Sellers Representative, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between Estimated Working Capital and Final Working Capital, without interest.

(vi)          If Final Working Capital is greater than Estimated Working Capital, Final Working Capital is greater than the Maximum Working Capital Target and Estimated Working Capital is less than the Minimum Working Capital Target, Buyer shall pay to the Sellers, as instructed by the Sellers Representative, within ten (10) days after Final Working Capital has been finally and conclusively determined in accordance with Sections 2.4(a) and 2.4(b), an amount in cash equal to the difference between the Final Working Capital and the Maximum Working Capital Target plus the difference between the Estimated Working Capital and the Minimum Working Capital Target, without interest.

(e)           Any distribution of excess working capital pursuant to the provisions of Section 2.4(d) above shall be made to the Person(s) and account(s) designated by the Sellers Representative and shall be for the benefit of the Sellers as of immediately prior to the Closing, and shall be distributed by the Sellers Representative to the Sellers in accordance with Section 2.3(a).  The parties agree that any excess working capital payable by Buyer pursuant to this Section 2.4 shall be paid to the Sellers in their capacity as owners of the Equity of one or more of the Pecos Entities and does not constitute payment to any Person in their capacity as an employee or independent contractor of any of the Pecos Entities or Buyer.  The parties agree to report any excess working capital paid pursuant to this Section 2.4 to Buyer or the Sellers as an adjustment to the Purchase Price and, furthermore, each party agrees not to initiate any Tax filing or Tax-related Legal Proceeding in which such party takes a position inconsistent with the position expressed herein.

(f)            The parties expressly intend that any liabilities included in the calculation of Working Capital (whether Estimated Working Capital or Final Working Capital) shall not, under any circumstances, constitute Losses for which Buyer (nor any Person claiming through Buyer) shall have any rights of indemnification or recovery hereunder but only to the extent of the amount so recorded or the amount of the reserve so established.

Section 2.5            Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to the Pecos Entities and/or the Sellers, as appropriate:

(i)            the portion of the Closing Payment to be paid to the Sellers under the terms hereof by wire transfer of immediately available funds to an account or accounts designated in writing by the Pecos Entities or the Sellers Representative to Buyer no later than one (1) Business Day prior to the Closing Date;

(ii)           non-competition, non-solicitation and confidentiality agreements with Gerald L. Jensen, Jonathan E. Jensen and Chris Jensen (the “Restricted Parties”) in the form of Exhibit B (the “Non-Competition Agreements”), duly executed by Buyer;

(iii)          the Restricted Unit Grant Agreement to Dolloff, duly executed by Buyer;

(iv)          the NGL Restricted Units issued to Dolloff;

(v)           the Stay Bonus Amount to be paid to Pecos on behalf of Dolloff to an account or accounts designated in writing by the Pecos Entities or the Sellers Representative to Buyer no later than one (1) Business Day prior to the Closing Date;

(vi)          an acknowledgement of releases of each of Gerald L. Jensen and Jonathan E. Jensen, in the form of Exhibit C (the “Releases”), duly executed by Buyer;

(vii)         a counterpart to the Escrow Agreement, duly executed by Buyer;

(viii)        the Call Agreement, duly executed by Buyer;

(ix)          the Crude Petroleum Services Agreement, duly executed by Black Hawk (but, following Closing, controlled by Buyer)

(x)           the Cost Over-Run Protection Agreement and Right of First Refusal, duly executed by Buyer;

(xi)          the Alon Credit Enhancement Facility, duly executed by Buyer;

(xii)         a certificate, dated as of the Closing Date, duly executed by Buyer, to the effect that each of the conditions set forth in Section 6.3 have been satisfied;

(xiii)        a certificate, dated as of the Closing Date and executed by the Secretary of Buyer, certifying as to the organizational documents of Buyer, in reasonably customary form and substance; and

(xiv)        evidence, in form and substance satisfactory to the Pecos Entities and the Sellers Representative (including, for this purpose, an executed receipt therefor), that Buyer has fully funded, contingent upon the Closing, the Escrow Amount and the Expense Reserve Amount.

(b)           At the Closing, Sellers and/or the Pecos Entities, as appropriate, shall deliver to Buyer:

(i)            [Intentionally Left Blank]

(ii)           instruments of transfer duly executed in blank, relating to all of the Equity, in reasonably customary form and substance;

(iii)          a counterpart to the Escrow Agreement, duly executed by the Sellers Representative;

(iv)          a counterpart to each of the Non-Competition Agreements, duly executed by the Restricted Parties;

(v)           a counterpart to the Call Agreement, duly executed by the Sellers (or a subset thereof) or the Seller Designee(s), as appropriate;

(vi)          a counterpart to the Restricted Unit Grant Agreement, duly executed by Dolloff;

(vii)         the Crude Petroleum Services Agreement, duly executed by Toro;

(viii)        a counterpart to the Cost Over-Run Protection Agreement and Right of First Refusal, duly executed by Toro;

(ix)          a counterpart to the Alon Credit Enhancement Facility, duly executed by the credit enhancers referenced therein;

(x)           payoff letters with respect to all Indebtedness and termination statements, releases and other appropriate evidence (to the effect that no Liens exist against any of the Pecos Entities’ assets other than Permitted Encumbrances) in each case, to the extent requested by Buyer at least five (5) Business Days prior to Closing;

(xi)          the Releases, executed by the appropriate individual and the Pecos Entities;

(xii)         the Pecos Entities shall have delivered to Buyer, with respect to any Seller that is married as of the date hereof, or will be married (or remarried) between the date hereof and the Closing Date, an executed Spousal Consent; provided, however, no Spousal Consent shall be required hereunder if not required by Applicable Law to transfer all right, title and interest to the applicable Seller’s Equity, in each case free and clear of any and all Liens other than restrictions on transfer arising under state and federal securities laws;

(xiii)        with respect to each Seller, a certificate conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(xiv)        the resignations of each of the officers, managers, and controlpersons of the Pecos Entities, as directed by Buyer at least one (1) Business Day prior to the Closing Date;

(xv)         waivers, in reasonably customary form, by the Sellers and each of the Pecos Entities of all rights of first refusal and purchase options and consents to the transfer of the Equity to be transferred under this Agreement;

(xvi)        a certificate, dated as of the Closing Date, duly executed by the Sellers Representative, on behalf of each Seller, and each of the Pecos Entities, to the effect that each of the conditions set forth in Section 6.2 have been satisfied;

(xvii)       a certificate, dated as of the Closing Date and executed by the Secretary of each of the Pecos Entities, certifying as to the organizational documents of each of the Pecos Entities, in reasonably customary form and substance; and

(xviii)      certificates of existence and good standing of each of the Pecos Entities from the state of organization of each of the Pecos Entities, each dated within five (5) days of the Closing Date.

Section 2.6            Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., central time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas  75201, or at such other time or on such other date or at such other place as the Pecos Entities, the Sellers Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time indicated and the place determined will not result in the termination of this Agreement, nor relieve any party of any obligation hereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PECOS ENTITIES

Except as set forth in the Disclosure Schedules, each of the Pecos Entities represents and warrants to Buyer as follows:

Section 3.1            Good Standing and Other Matters.  Each of the Pecos Entities is validly existing and in good standing under the laws of the State of Texas, U.S.A., has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign entity in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect.  For each of the Pecos Entities, a true, correct and complete copy of its (i) Articles of Formation and (ii) Operating Agreement or Limited Liability Company Agreement, as the case may be, (such governing documents for the Pecos Entities, together, the “Constituent Documents”), as in effect on the date of this Agreement, has been made available to Buyer or its Representatives through the Data Room.  The jurisdictions in which the Pecos Entities are qualified to do business are set forth on Disclosure Schedule 3.1.

Section 3.2            Capitalization of the Pecos Entities.  As of the date of this Agreement, the Sellers own and as of the Closing Date, the Sellers will own, one hundred percent (100%) of the issued and outstanding Equity of the Pecos Entities.  All of the issued and outstanding Equity of the Pecos Entities were issued in material compliance with Applicable Laws concerning the issuance of securities.  No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the owners of the Equity may vote are issued or outstanding.  Except as set forth above or as set forth on Disclosure Schedule 3.2, as of the date of this Agreement, there is outstanding (a) no equity or voting securities of the Pecos Entities; (b) no securities of the Pecos Entities convertible into, or exchangeable or exercisable for, equity or voting securities of the Pecos Entities; (c) no commitments or agreements with respect to the voting or transfer of the equity of any of the Pecos Entities (except as set forth in the Constituent Documents); and (d) no options, warrants, calls, rights, commitments or agreements to which any of the Pecos Entities is a party or by which any of them is bound, in any case obligating one or more of the Pecos Entities to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, equity or voting securities of one or more of the Pecos Entities, or obligating the Pecos Entities to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.3            Ownership of Equity.  Each Seller owns, legally, beneficially (subject to the community property interests of the Sellers’ spouses, if any) and of record all of the Equity listed opposite such Seller’s name on Disclosure Schedule 3.3, free and clear of any and all Liens, other than as set forth on Disclosure Schedule 3.3.

Section 3.4            No Subsidiaries.  None of the Pecos Entities has any subsidiaries or any other ownership interest in any other Person.

Section 3.5            Minute Books.  The minute books of the Pecos Entities contain accurate and complete records, in all material respects, of all duly called meetings held of members or managers of the Pecos Entities and no duly called meeting of such members or managers has been held for which material actions have been taken unless minutes have been prepared and are contained in such minute books.

Section 3.6            Authority.  Each of the Pecos Entities has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Pecos Entities have been duly authorized by all necessary limited liability company action on the part of the Pecos Entities.  Each of the individual Sellers has the capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  This Agreement and each of the other Transaction Documents to which any Seller and/or the Pecos Entities is or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Sellers and/or the Pecos Entities, as applicable, and, assuming that this Agreement and the other Transaction Documents to which any Seller and/or one or more of the Pecos Entities is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Sellers and/or the Pecos Entities, enforceable against the Sellers and/or the Pecos Entities in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.7            No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Pecos Entities and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party do not, and the consummation by the Pecos Entities and the Sellers of the transactions contemplated herein and therein will not (a) violate or result in any breach of any provision of the Constituent Documents; (b) except as set forth on Disclosure Schedule 3.7, materially violate or result in a material violation or material breach of, or constitute a material default under, any of the terms, conditions or provisions of any Material Contract; (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any Applicable Law binding upon one or more of the Pecos Entities or a Seller; or (d) result in the imposition or creation of any Lien on any asset of the Pecos Entities except for Permitted Encumbrances or any of the Equity.  No Consent of any Governmental Authority or material Consent of any third party is required by the Pecos Entities or any Seller in connection with the execution, delivery and performance by the Pecos Entities and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party or the consummation by the Pecos Entities and the Sellers of the transactions contemplated herein or therein, except for such Consents set forth in Disclosure Schedule 3.7.

Section 3.8            Financial Statements; Absence of Certain Changes or Events.

(a)           Attached hereto as Disclosure Schedule 3.8(a) are true and complete copies of (i) the audited consolidated balance sheet of the Pecos Entities (excluding Midstream) as of December 31, 2011, together with the audited consolidated statements of income, changes in Members’ equity and cash flows of the Pecos Entities (excluding Midstream) for the year then ended, and the related notes thereto, accompanied by the reports thereon of Ehrhardt Keefe Steiner & Hottman PC, independent public accountants, and (ii) the unaudited balance sheets of the Pecos Entities as of July 31, 2012 (the “Balance Sheet”), together with the related unaudited statements of operations and cash flows of the Pecos Entities for the period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”).  Except as set forth on Disclosure Schedule 3.8(a), the Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP consistent with past practice (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present, in accordance with GAAP in all material respects, the financial position of the Pecos Entities at the dates thereof and the results of operations of the Pecos Entities for the respective periods indicated.  Attached hereto as Disclosure Schedule 3.8(a), are the true and complete copies of the unaudited financial statements of Midstream as of July 31, 2012 (the “Midstream Financial Statements”).  Except as set forth on

Disclosure Schedule 3.8(a), the Midstream Financial Statements provided by the Sellers have been prepared in accordance with GAAP consistent with past practice (except that they do not contain all of the notes required by GAAP and are subject to normal year end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present, in accordance with GAAP in all material respects, the financial position of Midstream at the dates thereof and the results of operations of Midstream for the respective periods indicated.

(b)           Except as set forth on Disclosure Schedule 3.8(b), or as provided in or contemplated by this Agreement or the other Transaction Documents, since July 31, 2012 (the “Balance Sheet Date”) and prior to the date of this Agreement, the Pecos Entities have conducted their business in all material respects in the ordinary course of business and consistent with the past practices.  Except as set forth on Disclosure Schedule 3.8(b), since the Balance Sheet Date and prior to the date of this Agreement, there has not occurred, and the Pecos Entities have not incurred or suffered, any Material Adverse Effect.

(c)           Except as set forth on Disclosure Schedule 3.8(c), since the Balance Sheet Date, there has not been any:

(i)            change in any authorized or issued equity of any of the Pecos Entities; grant of any equity, option or right to purchase equity of the Pecos Entities; issuance of any security convertible into such equity; or grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Pecos Entities of any such equity;

(ii)           amendment to the Constituent Documents;

(iii)          (1) grant of any severance or termination pay to any Employee of the Pecos Entities, or (2) increase (of more than an immaterial nature) in annualized compensation or other benefits payable to any Employee, in each case, other than in the ordinary course of business;

(iv)          loan, advance or capital contribution to, or investment in, any Person (other than any intercompany transactions and periodic tax distributions to Sellers) by the Pecos Entities other than loans, advances or capital contributions or investments made in the ordinary course of business;

(v)           write off or write down of, or determination to, write off or write down, any of the assets or properties of the Pecos Entities, other than in the ordinary course of business;

(vi)          sale, lease, transfer or assignment of any material assets (other than in the ordinary course of business) of the Pecos Entities;

(vii)         material change in the accounting methods or accounting practices used by the Pecos Entities (except to the extent reflected in the Financial Statements); or

(viii)        agreement whether oral or written, by the Pecos Entities to do any of the foregoing.

(d)           At Closing, the Pecos Entities shall have no Indebtedness except as set forth on Disclosure Schedule 1.1(e).

Section 3.9            Absence of Undisclosed Liabilities.  No Pecos Entity has any material Liability except for (i) Liabilities which are properly referenced in the Financial Statements (including the footnotes), (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, and (iii) Liabilities which are reflected or identified in Disclosure Schedule 3.9.

Section 3.10         Credit Enhancements.  Except as set forth on Disclosure Schedule 3.10, none of the Sellers, nor any other Representatives or Affiliates of the Pecos Entities (in each case, a “Credit Enhancer”) has any obligation, exposure or liability under, for or in connection with, any personal guarantee, bond, indemnity, financial assurance, pledge of security or other credit enhancement established prior to the Closing Date for the benefit of the Pecos Entities, or any of them (each, a “Credit Enhancement”).

Section 3.11         Compliance with Applicable Laws.

(a)           Except as set forth on Disclosure Schedule 3.11, the Pecos Entities have, during the three (3) year period prior to this Agreement (i) materially complied with all Applicable Laws, and (ii) held all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Permits”).  A list of all such material Permits is set forth in Disclosure Schedule 3.11.  Except as set forth on Disclosure Schedule 3.11, the Pecos Entities are in material compliance with the terms of the Permits.  Except as set forth on Disclosure Schedule 3.11, no investigation or review by any Governmental Authority that is material to the Pecos Entities is pending or, to the Knowledge of the Pecos Entities, Threatened.

(b)           For purposes of this Section 3.11, the term “Applicable Laws,” as used in clause (a) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.19 or 3.20.

Section 3.12         Absence of Litigation and Governmental Orders.  Except as set forth on Disclosure Schedule 3.12, there is no material claim, action, suit, arbitration, grievance, inquiry, judicial or administrative proceeding (public or private), investigation, audit, hearing, notice of violation, citation, summons, charge, complaint or demand of any nature, judicial, administrative, regulatory, arbitral or otherwise, whether at law or in equity, pending (each a “Legal Proceeding”) by or before any court, arbitrator or other Governmental Authority, nor are there any reviews or investigations material to the Pecos Entities pending or, to the Knowledge of the Pecos Entities, Threatened against or involving the Pecos Entities or any of the material assets owned or used by the Pecos Entities.  None of the Pecos Entities nor the assets of any of the Pecos Entities are subject to any material Governmental Order relating specifically to any of the Pecos Entities or the assets of the any of the Pecos Entities.

Section 3.13         Receivables.  All of the Receivables reflected on the Financial Statements represent bona fide transactions, arising in the ordinary course of business of the Pecos Entities, and are reflected in the books and records of the Pecos Entities in a manner consistent with GAAP.  To the Knowledge of the Pecos Entities, all of the Receivables are good and collectible receivables.

Section 3.14         Insurance.  Set forth on Disclosure Schedule 3.14, as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Pecos Entities and all fidelity bonds that are material to the Pecos Entities.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Pecos Entities and in accordance with the terms thereof, each of the insurance policies set forth on Disclosure Schedule 3.14 is in full force and effect on the date hereof.

Section 3.15         Owned Real Property.  Set forth on Disclosure Schedule 3.15 is a list of all the Owned Real Property held by the Pecos Entities, and one of the Pecos Entities has indefeasible title to each Owner Real Property listed, subject only to Permitted Encumbrances.  The material improvements, if any, on each parcel of Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Pecos Entities operated thereon to be operated in a manner consistent with past practices, in all material respects.  Except as set forth on Disclosure Schedule 3.15, (a) the material improvements, if any, located on each parcel of Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Pecos Entities to be operated in the ordinary course of business consistent with past practices, (b) to the Knowledge of the Pecos Entities, no condemnation proceedings are pending or Threatened as to any Owned Real Property, (c) there are no tenants or parties in open and obvious possession of any Owned Real Property, and (d) no Person holds any purchase option on, or right of first refusal to purchase, any Owned Real Property granted by the Pecos Entities or any Seller.

Section 3.16         Leased Real Property.  Set forth on Disclosure Schedule 3.16 is a list of all Leased Real Property other than that of a de minimis nature.  Each lease set forth on Disclosure Schedule 3.16 is a valid and binding obligation of one or more of the Pecos Entities and is in full force and effect, and one or more of the Pecos Entities holds a valid leasehold interest in the Leased Real Property.  To the Knowledge of the Pecos Entities, except as otherwise set forth on Disclosure Schedule 3.16, (a) none of the Pecos Entities nor any landlord or other party to any lease of the Leased Real Property is in default in any material respect (nor are there any conditions or state of facts that, after notice or lapse of time or both, would constitute a default in any material respect) under any lease set forth on Disclosure Schedule 3.16 and (b) there are no condemnation proceedings pending or Threatened as to any Leased Real Property.

Section 3.17         Tangible Property.  All tangible properties and assets of the Pecos Entities (excluding Real Property) that are material to the conduct of the business of the Pecos Entities as it is currently conducted are owned (a) by the Pecos Entities free and clear of all Liens except Permitted Encumbrances or rights are held pursuant to valid and enforceable leases, with only such exceptions as constitute Permitted Encumbrances and (b) in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Pecos Entities to be operated in the ordinary course of business and consistent with past practices, in all material respects.

Section 3.18         Sufficiency of Assets.  Except for as set forth on Disclosure Schedule 3.18, the tangible assets and properties (including Real Property) owned and leased by the Pecos Entities, taken as a whole, constitute all of the tangible assets and properties required for the continued conduct of the business of the Pecos Entities by Buyer in substantially the same manner as presently conducted and as reflected in the Financial Statements.

Section 3.19         Environmental Matters.  Except as otherwise set forth on Disclosure Schedule 3.19:

(a)           The Real Property and the operations of the Pecos Entities thereon comply, and for the five (5) years prior to this Agreement have complied, in all material respects, with all applicable Environmental Laws.

(b)           No judicial or administrative proceedings or investigations are pending or, to the Knowledge of the Pecos Entities, Threatened, against the Pecos Entities alleging the violation of or liability (including without limitation STRICT LIABILITY) under any applicable Environmental Laws and, as of the date of this Agreement, no written notice from any Governmental Authority or any private or public Person has been received by the Pecos Entities Threatening any violation of or liability (including without limitation STRICT LIABILITY) under any applicable Environmental Laws at any Real Property, or requiring any remediation on any Real Property pursuant to any applicable Environmental Laws, and that have not been resolved.

(c)           The Pecos Entities hold all material permits, registrations, licenses and authorizations required to be obtained or filed by the Pecos Entities under any applicable Environmental Laws in connection with the operations of the Pecos Entities, and each of the Pecos Entities is in compliance with the terms and conditions of all such material permits, registrations, licenses and authorizations.

(d)           To the Knowledge of the Pecos Entities, no Hazardous Substances are present at, under, within or on any of the Real Property in quantities or concentrations exceeding any applicable assessment or remediation standards established pursuant to Environmental Laws, and no underground storage tanks or solid waste management units are, or to the Knowledge of the Pecos Entities, have been present at any of the Real Property.

(e)           None of the Pecos Entities has received any written notification from any source Threatening that (i) it is or may be a potentially responsible party under CERCLA or any other applicable Environmental Laws or requesting information for the purpose of determining the same, (ii) any Real Property is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site or (iii) any facility to which it has transported during the prior five (5) years or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state equivalent) site or CERCLIS (or state equivalent) site.

(f)            This Section 3.19 is the only representation or warranty of the Pecos Entities or the Sellers that is being made in this Agreement regarding compliance with Environmental Law.

Section 3.20         Taxes.  Except as set forth on Disclosure Schedule 3.20:

(a)           (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by the Pecos Entities on or before the Closing Date have been or will be filed by the Closing Date; (ii) all such Tax Returns are or will be true, correct, and complete in all material respects; (iii) all Taxes of the Pecos Entities due and owing  (whether or not shown on any Tax Returns) have been or will be paid in full by the Closing Date; and (iv) all material withholding Tax requirements imposed on or with respect to the Pecos Entities on or before the Closing Date have been or will be satisfied in full in accordance with all Applicable Laws by the Closing Date.

(b)           As of the date of this Agreement, there is not in force and there has not been requested by any Government Authority any waiver or agreement for any extension of time with respect to the filing of any Tax Return or for the assessment or payment of any material Tax by the Pecos Entities.

(c)           As of the date of this Agreement, no outstanding claim, assessment or deficiency against or related to the Pecos Entities for any Taxes has been asserted in writing by any Government Authority and there are no federal, state, local or foreign governmental Liens for Taxes on any Seller’s interests in any of the Pecos Entities or on any of the Pecos Entities’ interests in any of their assets except for Taxes not yet due.

(d)           There is no existing Tax sharing agreement that will require that any payment be made by the Pecos Entities on or after the Closing Date.

(e)           There is no contract, agreement, plan or arrangement covering any Person that, individually in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount (or the accelerated vesting of any amount) that would not be deductible by the Pecos Entities by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(f)            To the Knowledge of the Pecos Entities, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are in progress or pending as of the date of this Agreement with regard to any Taxes or Tax Returns of or related to the Pecos Entities.  There are no pending written claims for Taxes with respect to the ownership or operation of the Pecos Entities or any of the assets held by the Pecos Entities, by any Governmental Authority.

(g)           None of the Pecos Entities (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any predecessor or of any other person (except for the Pecos Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(h)           None of the Pecos Entities, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)            No written claim has been made by any Governmental Authority in a jurisdiction where any of the Pecos Entities does not file a Tax Return that it or its assets are or may be subject to taxation in that jurisdiction.

(j)            Each of the Pecos Entities has at all times since its formation been, and at the time of Closing will be, classified for U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable) as either a partnership or disregarded as an entity separate from its owner within the meaning of U.S. Treasury Regulation Section 301.7701-2.

(k)           No Pecos Entity has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by any Pecos Entity for a Tax period ending on or prior to the Closing Date; (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

Section 3.21         Material Contracts.  Set forth on, or incorporated by reference into, Disclosure Schedule 3.21, as of the date of this Agreement, is a true, correct and complete list of all Material Contracts to which any of the Pecos Entities is a party or by which any of the Pecos Entities is otherwise bound.  With respect to each Material Contract that has been furnished or made available to Buyer or its Representatives through the Data Room, such copy is a true, correct and complete copy thereof.  To the extent a complete, executed copy of any such Material Contract was not provided on or prior to the date hereof in the Data Room, any such copy provided in the Data Room that is missing one or more signatures of the parties thereto conforms, in all material respects, to the original complete, executed copy thereof.  The operations of the Pecos Entities have been historically, and are currently, conducted in accordance with the complete and actual provisions, terms and arrangements of any Material Contract for which an incomplete copy has been provided in the Data Room as of the date hereof, and none of the documentation missing from such Material Contracts shall materially impact the Pecos Entities’ results of operations or financial condition after Closing (when taken as a whole).  All Material Contracts are binding and enforceable against one or more of the Pecos Entities and, to the Knowledge of the Pecos Entities, against the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-appointed equitable principles.  None of the Pecos Entities or, to the Knowledge of the Pecos Entities, any counterparty thereto, is in material default under any such Material Contract, except as set forth on Disclosure Schedule 3.21.  To the Knowledge of the Pecos Entities, as of the date of this Agreement, there has not occurred any event that would constitute a material default under any Material Contract by any of the Pecos Entities or by any counterparty to any such Material Contract, except as set forth on Disclosure Schedule 3.21.

Section 3.22         ERISA Compliance; Employees.

(a)           Set forth on Disclosure Schedule 3.22(a) is a list of all Employee Benefit Plans;

(b)           None of the Pecos Entities nor any other entity required to be aggregated with the Pecos Entities under Section 414(b), 414(c), 414(m) or 414(o) of the Code (the “Aggregated Group”) sponsors, contributes to or has any liability with respect to, and none of the Pecos Entities nor any member of the Aggregated Group has sponsored, contributed to, or had any liability with respect to, within the last six (6) years, a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA;

(c)           Except as set forth on Disclosure Schedule 3.22(c), no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Pecos Entities beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state continuation coverage rules;

(d)           None of the Pecos Entities nor any member of the Aggregated Group is contributing to, has contributed to, or has been obligated to contribute to any “multiemployer plan,” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;

(e)           Except as set forth on Disclosure Schedule 3.22(e), a true, correct and complete copy of each written Employee Benefit Plan (and a written summary of each Employee Benefit Plan that is not in written form) and all related trust documents, insurance contracts, actuarial statements and other funding agreements which implement each Employee Benefit Plan, and favorable determination letters, if applicable, have been made available to Buyer or its Representatives for review, along with the three (3) most recent reports filed on Form 5500, if required to be filed, and the most recent summary plan description, if applicable, with respect to each Employee Benefit Plan.  Except as set forth on Disclosure Schedule 3.22(e), all material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in accordance with Applicable Laws in a timely manner;

(f)            Except as set forth on Disclosure Schedule 3.22(f), each Employee Benefit Plan complies in all material respects in form and in operation with Applicable Laws.  Except as set forth on Disclosure Schedule 3.22(f), as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Pecos Entities, Threatened against, or with respect to, any of the Employee Benefit Plans.  All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made or are properly accrued on the Financial Statements.  To the Knowledge of the Pecos Entities, (i) there is no proceeding or other matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Disclosure Schedule 3.22(f), and (ii) no such proceeding or other matter is Threatened;

(g)           Each Employee Benefit Plan may be amended, terminated, modified or otherwise revised by the Pecos Entities, as provided in the Employee Benefit Plan, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to the Pecos Entities (excluding ordinary administrative expenses and routine claims for benefit plans);

(h)           For each Employee Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Pecos Entities have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of the Subtitle B of Title I of ERISA and the regulations thereunder.

(i)            For each Employee Benefit Plan that is intended to satisfy the provisions of Section 401(a) of the Code, (i) such plan has been timely amended to comply with changes in applicable law and regulatory guidance, (ii) the Pecos Entities have obtained a favorable determination letter from the IRS to such effect, (iii) none of the determination letters has been revoked by the IRS, nor has the IRS given any indication to the Pecos Entities that it intends to revoke any such determination letter, (iv) no such employee pension benefit plan is subject to Title IV of ERISA or Section 412(n) of the Code, and (v) no prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any employee pension benefit plan and no tax has been imposed pursuant to Section 4975 or 4976 of the Code in respect thereof.

(j)            Except as set forth on Disclosure Schedule 3.22(j), the consummation of the transactions contemplated herein will not (i) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee under any of the Employee Benefit Plans or (ii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(k)           Any individual who performs services for one of the Pecos Entities (other than through a contract with an organization other than such individual) and who is not treated as an employee of a Pecos Entity for Federal income tax purposes by such Pecos Entity is not an employee for such purposes.

(l)            The Pecos Entities do not have and have not entered into any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or modify or change any existing Employee Benefit Plans that would affect any employee or terminated employee of the Pecos Entities.

(m)          Disclosure Schedule 3.22(m) lists each individual that provides, and is regularly scheduled to provide, personal services to the Pecos Entities on a continuing basis in exchange for compensation in the form of wages or salary (“Employees”).  Disclosure Schedule 3.22(m) also shows the current rate of salary or wages being paid to each Employee.

(n)           Buyer has received true and complete copies of all employment and consultancy/contractor agreements between the Pecos Entities and any Employees concerning Intellectual Property, confidentiality and non-competition, if any.

(o)           To the Knowledge of the Pecos Entities, no Employee of the Pecos Entities is a party to, or is otherwise bound by, or is Threatened to be bound by any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such Employee and any other Person that in any way materially and adversely affects or, if sustained as binding and applicable, would materially and adversely affect the performance of his/her other duties as an employee of the Pecos Entities, as of the date hereof.

(p)           Except as set forth on Disclosure Schedule 3.22(p), (i) none of the Pecos Entities is a party to any collective bargaining agreement, and no labor strike, lock out, slowdown, or work stoppage is or within the past two (2) years has been, pending or, to the Knowledge of the Pecos Entities, Threatened against the Pecos Entities; (ii) to the Knowledge of the Pecos Entities, there have been no organizational efforts by any union to become the bargaining representative of the employees of the Pecos Entities, or any group thereof, and there has been no election nor any filed position of any such bargaining representative within the past two (2) years; and (iii) for the previous two years, none of the Pecos Entities (A) is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority pending or, to the Knowledge of the Pecos Entities, Threatened against it or (B) has no written notice of any investigations, charges, complaints, arbitrations or proceedings pending or, to the Knowledge of the Pecos Entities, Threatened against it before the Equal Employment Opportunity Commission, Department of Labor, Department of Homeland Security or Immigration Control and Enforcement, or any other Governmental Authority responsible for regulating employment practices.

Section 3.23         Intellectual Property.  Set forth on Disclosure Schedule 3.23 is a list of all issued patents and pending patent applications, registered trademarks and registered domain names owned by the Pecos Entities and used in the United States.  To the Knowledge of the Pecos Entities, the Pecos Entities own, or have the license or right to use in the United States, all material items of Intellectual Property currently used and necessary to conduct their business as presently conducted.  No third party has, to the Knowledge of the Pecos Entities, Threatened against the Pecos Entities a claim in writing, during the previous two (2) years, that one or more of the Pecos Entities is infringing the Intellectual Property of such third party.  To the Knowledge of the Pecos Entities, no third party is currently infringing in any material respect the Intellectual Property owned or exclusively licensed by the Pecos Entities.

Section 3.24         Energy Regulatory Matters.

(a)           Except to the extent set forth on Disclosure Schedule 3.24, no Consent by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by the Pecos Entities or the Sellers or the consummation of the transactions contemplated hereby by the Pecos Entities and the Sellers.

(b)           Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to the Knowledge of the Pecos Entities, Threatened FERC administrative or regulatory proceedings to which any of the Pecos Entities is a party.

Section 3.25         Customers and Suppliers.  Disclosure Schedule 3.25 lists the Pecos Entities’ (a) ten (10) largest customers (when viewing the Pecos Entities on a consolidated basis) in terms of sales for the fiscal year ended December 31, 2011 and for the nine months ended September 30, 2012 and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer for such period and (b) ten (10) largest suppliers (when viewing the Pecos Entities on a consolidated basis) during the fiscal year ended December 31, 2011 and for the nine months ended September 30, 2012.  Except as set forth in Disclosure Schedule 3.25, no Pecos Entity has, to the Knowledge of the Pecos Entities, received written notice of termination or Threat to terminate or materially reduce the relationship with the Pecos Entities from any such customer or supplier.

Section 3.26         Bank Accounts; Powers of Attorney.  Set forth on Disclosure Schedule 3.26 is a list of the account numbers and names of each bank or other depository institution at which any of the Pecos Entities maintains a depository account, and the names of all Persons holding powers of attorney on behalf of any of the Pecos Entities and/or are authorized to sign on and/or withdraw funds from each such account.

Section 3.27         Broker’s Commissions.  Except as set forth on Disclosure Schedule 3.27, none of the Pecos Entities nor any Seller has, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Pecos Entities or any Seller thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

Section 3.28         Anti-Trust Matters.  No “person” or “entity” (as such terms are defined in 16 C.F.R. § 801.1(a)(1) and 16 C.F.R. § 801.1(a)(2)) “controls” Pecos, Black Hawk, TransWest or Midstream within the meaning of C.F.R. § 801.1(b), and each is its own “ultimate parent entity” (as defined in 16 C.F.R. § 801.1(a)(3)).  With respect to Striker, the consideration allocated to it is not aggregated with any other “person” or “entity” for purposes of the size-of-transaction test set forth in 15 U.S.C. 18A(a)(2).

Section 3.29         Disclaimer of Other Representations and Warranties.

(a)           EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III NONE OF THE PECOS ENTITIES NOR THE SELLERS MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PECOS ENTITIES OR THEIR BUSINESS OR ANY OF THEIR ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (I)

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE (II) ENVIRONMENTAL MATTERS RELATING TO ANY PROPERTY OWNED OR LEASED BY THE PECOS ENTITIES, INCLUDING SUBSURFACE CONDITIONS AND (III) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER CONFIRMS THAT IT IS NOT RELYING ON, AND HAS NOT RELIED ON, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III, BUYER IS ACQUIRING THE EQUITY AND THE PECOS ENTITIES ON AN “AS-IS, WHERE-IS” BASIS.

(b)           BUYER HAS RECEIVED FROM THE SELLERS AND THE PECOS ENTITIES CERTAIN PROJECTIONS, INCLUDING PROJECTED PRO FORMA PROFIT AND LOSS STATEMENTS.  BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), (IV) NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY SUCH ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND (V) BUYER SHALL HAVE NO CLAIM AGAINST THE PECOS ENTITIES OR ANY SELLER (BY WAY OF ANY CAUSE OF ACTION WHATSOEVER, INCLUDING FRAUD) WITH RESPECT THERETO.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and the Pecos Entities as follows:

Section 4.1            Good Standing and Other Matters. Buyer is validly existing and in good standing under the laws of the State of Delaware U.S.A. and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  A true, correct and complete copy of Buyer’s partnership agreement, in effect on the date of this Agreement, has been delivered to Sellers.

Section 4.2            Authority. Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and each of the other Transaction Documents to which Buyer is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Buyer and, assuming that this Agreement and the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.3            No Conflict; Required Filings and Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by Buyer of the transactions contemplated herein and therein will not, (a) violate or result in any breach of any provision of the partnership agreement of Buyer; (b) materially violate or result in a material violation or material breach of, or constitute a material default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract of Buyer or any other material agreement to which Buyer is a party; (c) materially violate any Applicable Law binding upon Buyer or by which or to which a material portion of Buyer’s assets is bound; or (d) result in the imposition or creation of any Lien on any asset of Buyer.  No Consent of any Governmental Authority is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated herein or therein.

Section 4.4            Compliance with Applicable Laws.  Buyer has, during the two (2) year period prior to this Agreement (i) complied with all Applicable Laws, except to the extent the failure to so comply would not be reasonably likely to have a material adverse effect, and (ii) held all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business, except to the extent failure to hold such items would not be reasonably likely to have a material adverse effect.  The Buyer is, as of the date of this Agreement, in material compliance with all material permits.  As of the date of this Agreement, no investigation or review by any Governmental Authority that is material to the Buyer is pending or, to the knowledge of Buyer, threatened.

Section 4.5            Absence of Litigation. As of the date of this Agreement, there is no material Legal Proceeding by or before any court, arbitrator or other Governmental Authority, nor are there any reviews or investigations material to the Buyer pending or, to the knowledge of the Buyer, threatened against or involving the Buyer or any of the material assets owned or used by the Buyer.

Section 4.6            Taxes.

(a)           For federal income Tax purposes (and to the extent applicable for state Tax purposes as well), Buyer is treated as a partnership.

(b)           Not more than ten percent (10%) of Buyer’s gross income for the taxable year of Buyer during which the Closing occurs, and the following taxable year of Buyer, shall fail to constitute “qualifying income” within the meaning of Code Section 7704(d), except in the case of a merger or acquisition of Buyer or a material change in the regulatory or Tax environment.

Section 4.7            Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.  Buyer’s willingness to consummate the transactions contemplated by this Agreement is not conditioned, implicitly or otherwise, on financing not yet obtained.

Section 4.8            Solvency. As of the Closing and immediately after consummating the transactions contemplated by this Agreement, Buyer will (i) not be insolvent (either because its financial condition is such that the sum of its debts (including the probable amount of contingent liabilities) is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts (including the probable amount of all contingent liabilities) as they become absolute and matured), (ii) not have unreasonably small capital with which to engage in its business as presently conducted or as intended by Buyer to be conducted, or (iii) not have incurred or plan to incur debts (including amounts payable in connection with the transactions contemplated hereby and the probable amount of all contingent liabilities) beyond its ability to repay such debts as they become absolute and matured.

Section 4.9            Broker’s Commissions.  Buyer has not, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Pecos Entities or any Seller thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

Section 4.10         Buyer’s Key Managers.  Buyer’s Key Managers are the officers of Buyer who have been principally responsible for receiving, evaluating, considering and passing upon all of the due diligence information made available by the Sellers and the Pecos Entities, including by way of the Data Room.

ARTICLE V.

COVENANTS

Section 5.1            Public Announcements; Confidentiality.

(a)           Unless otherwise required by Applicable Law (based upon the reasonable advice of counsel which such advice shall be confirmed in writing if requested), no party to this Agreement shall make, or allow its Representatives to make, any announcements (whether now or at any time in the future) with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or other private or public source

(including as background or if the source shall otherwise agree to retain the information as confidential) without the prior written consent of (i) the Pecos Entities and the Sellers Representative if the request is made by Buyer prior to Closing, (ii) the Sellers Representative if the request is made by Buyer or the Pecos Entities after the Closing or (iii) Buyer if the request is made by the Pecos Entities, the Sellers Representative or any Seller prior to the Closing or by the Sellers Representative or any Seller after the Closing.  In no event shall any party be liable or responsible for the content of any press release or other public statement issued by another party.  The parties shall cooperate as to the timing and contents of any such announcement.

(b)           The parties acknowledge that certain information received pursuant to the negotiations leading to execution of this Agreement are non-public and/or proprietary in nature and, as such, will be deemed to be “Confidential Information” for purposes of the Confidentiality Agreement.  Each party further confirms and ratifies the terms and conditions of the Confidentiality Agreement and hereby agrees to maintain the confidentiality of such Confidential Information, and to refrain from using the Confidential Information, in each case, in accordance with the terms and conditions of the Confidentiality Agreement.  Buyer acknowledges and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information contained in this Agreement (or any drafts hereof) as well as all negotiations and discussions related hereto.  For purposes of absolute clarity, the parties acknowledge that if this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement and this Section 5.1 shall nonetheless continue in full force and effect.

Section 5.2            Access.

(a)           Between the date of this Agreement and the Closing Date (or sooner termination or expiration hereof) and upon reasonable notice, each party shall afford the officers, employees, counsel, accountants and other authorized Representatives of the requesting party reasonable access, during normal business hours, to such disclosing party’s properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing party; provided, further, that Buyer shall not (nor permit its Representatives to) (i) contact, either directly or indirectly, any employees, independent contractors, customers, prospects, vendors, suppliers or other business relationships of the Pecos Entities (collectively, the “Key Relationships”) or (ii) perform invasive or subsurface investigations of the Real Property, without in either situation, the prior written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed).  The Sellers and the Pecos Entities shall have a right to have a Representative present at all times of any inspections, interviews and examinations conducted at or in its offices or  other facilities or properties or in connection with any interviews of the Key Relationships.

(b)           To the fullest extent permitted by Applicable Law, the disclosing party shall not be responsible or liable to the requesting party for injuries sustained by the requesting party’s officers, employees, counsel, accountants and other authorized Representatives in connection with the access provided pursuant to Section 5.2(a), and such disclosing  party shall be indemnified, defended and held harmless by the requesting party for any and all Losses suffered by the disclosing party or its officers, employees, counsel, accountants and other authorized Representatives in connection with any such injuries, including personal injury, death or physical property damage.  THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

Section 5.3            Supplement to Disclosure Schedules.

(a)           From time to time before the Closing Date, the Pecos Entities and the Sellers shall promptly (but, in any event, within three (3) Business Days) supplement or amend the Disclosure Schedules (and the information and materials provided in connection therewith) to disclose any fact, condition, matter, thing, development or occurrence (i) that has taken place after the date hereof and (ii) that would cause or constitute a breach of any representation or warranty contained in Article III had such representation or warranty been made as of the time of discovery of such fact, condition, matter, thing, development or occurrence.  No disclosure set forth in a supplement or amendment to the Disclosure Schedules as contemplated hereby shall, except as contemplated in Section 5.3(b), (a) be deemed to have been disclosed for purposes of determining whether any of the conditions to Closing in Article VI have been fulfilled or (b) affect the Buyer Indemnified Persons’ right to indemnification or other remedies provided for in this Agreement with respect to any breach of any representation or warranty.

(b)           If (i) the matter or matters included in any such disclosure supplement individually or in the aggregate constitute a Material Adverse Effect, and (ii) the Sellers Representative delivers to Buyer an explicit written acknowledgment of Buyer’s right to terminate this Agreement (given the condition specified in Section 6.2(c) and Buyer’s termination rights in connection therewith), and thereafter Buyer does not terminate this Agreement within ten (10) calendar days of the delivery of such authorization (or 9.00 a.m. (central time) on the Closing Date if sooner), then, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to terminate this Agreement as a result of, or seek indemnification hereunder in respect of, such matter or matters included in such disclosure supplement.  For purposes of adding additional clarity hereto, the parties acknowledge that the Sellers Representative shall not have any obligation (but only a right) to provide an explicit written acknowledgment of termination of this Agreement in accordance with the provisions hereof.

(c)           If following delivery of the acknowledgment contemplated by Section 5.3(b)(ii) above, Buyer elects to terminate this Agreement within the period prescribed, Buyer shall have no further rights or remedies in connection therewith (including indemnification under Article VII hereof); it being the intention of the parties that termination by Buyer under those circumstances will function as its exclusive election of remedies in connection therewith.

Section 5.4            Employees; Benefit Plans.

(a)           During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Pecos Entities), Buyer shall and shall cause the Pecos Entities to provide employees who remain employed immediately after the Closing (the “Continuing Employees” and each, a “Continuing Employee”) with (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Pecos Entities immediately prior to the Closing and (ii) retirement and welfare benefits that are not materially less favorable (when considered in the aggregate) than those provided by the Pecos Entities immediately prior to the Closing.  Notwithstanding this Section 5.4, the Continuing Employees will be employed at will and Buyer shall retain the right to terminate employees for nonperformance and other reasons according to its (and the Pecos Entities’) standard business practices.

(b)           Buyer shall have the right (but not the obligation) to allow the Continuing Employees to participate in any employee benefit plan maintained by Buyer or any Affiliate of Buyer (collectively, “Buyer Benefit Plans”), in each case, to the extent consistent with and permitted by the terms of such Buyer Benefit Plans.  With respect to the Buyer Benefit Plans in which any Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Pecos Entities or the relevant Affiliate to, recognize all service of the Continuing Employees with the Pecos Entities as if such service were with Buyer or the relevant Affiliate, for vesting and eligibility purposes (but not for benefit accrual purposes) in any Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing.

(c)           Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Continuing Employee or any other Person to any continued employment with the Pecos Entities, Buyer or any of their respective Affiliates for any amount of time.

Section 5.5            Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Pecos Entities to not, take any action within one year following the Closing that could result in WARN Act liability.  Buyer hereby agrees to indemnify, and hold the Sellers harmless from, any and all cost, expenses, liabilities or Losses incurred under the WARN Act following the Closing.

Section 5.6            Director and Officer Indemnification.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Pecos Entities now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director (or similar capacity) of one or more of the Pecos Entities, as provided in the Constituent Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)           The obligations of Buyer and the Pecos Entities under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer (or similar capacity) to whom this Section 5.6 applies without the consent of such affected

Person (it being expressly agreed that the Person to whom this Section 5.6 applies shall be intended third-party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(c)           In the event Buyer, the Pecos Entities or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Pecos Entities, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

Section 5.7            Governmental Approvals and Other Third-Party Consents

(a)           Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Representatives in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents from Governmental Authorities.

(b)           Without limiting the generality of Buyers undertaking pursuant to this Section 5.7, Buyer agrees to use commercially reasonable efforts to avoid or eliminate every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority or any other party as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or business or the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement.  In addition, Buyer shall use commercially reasonable efforts to defend through litigation on the merits or otherwise resolve short of litigation (but, in each case, at Buyer’s sole cost and expense) any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order that would prevent or delay the Closing.

(c)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or the Pecos Entities with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Applicable Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)           The Pecos Entities and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Consents from, all third parties that are described in Disclosure Schedule 3.7; provided, however, that the Pecos Entities shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.8            Novations; Credit Facilities.

(a)           The Buyer shall use commercially reasonable efforts to terminate and/or replace the Credit Enhancements set forth on Disclosure Schedule 3.10 prior to the Closing.  To the extent that any such Credit Enhancement remains outstanding after the Closing Date, Buyer shall indemnify any Credit Enhancer from any losses, liabilities, costs or expenses incurred by such Credit Enhancer in the event the beneficiary of such Credit Enhancement requires any payment, or the Credit Enhancer otherwise suffers any loss, liability, cost or expense in connection therewith (it being expressly agreed that the Persons to whom this Section 5.8 applies shall be intended third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(b)           Notwithstanding any other term or provision hereof, the parties agree that, prior to Closing, the Pecos Entities shall be permitted to terminate all Credit Enhancements previously in place for the benefit of the Pecos Entities, including, without limitation, those relating to financing or credit facilities that survive Closing.

Section 5.9            Tax Matters.

(a)           For U.S. federal income Tax purposes, the parties hereto agree to treat the purchase of the membership interests of each of Black Hawk, Midstream, Pecos, Striker and TransWest by Buyer as a purchase by Buyer of all of the assets of each of Black Hawk, Midstream, Pecos, Striker and TransWest and the sale of the membership interests of each of Black Hawk, Midstream, Pecos, Striker and TransWest by the Sellers as a sale by the Sellers of all of the membership interests of each of Black Hawk, Midstream, Pecos, Striker and TransWest, as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2).

(b)           The Sellers Representative will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Pecos Entities for all Tax Periods ending on or before the Closing Date that are required to be filed after the Closing Date.  Such Short Year Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Pecos Entities with respect to such items, unless otherwise required by Applicable Law.  The Sellers Representative will provide to Buyer a draft of the Tax Returns of the Pecos Entities required to be prepared and filed by the Sellers Representative under this Section 5.9(b) at least thirty (30) days prior to the due date for the filing of such Tax Return (including any extensions) for its review. At least twenty (20) days prior to the due date for the filing of such Tax Return (including any extensions), Buyer will notify the Sellers Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Buyer may have to any items set forth on such draft Tax Return.  Buyer and the Sellers Representative agree to consult and resolve in good faith any such objection.  In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by Buyer of such objections, the Sellers Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  Buyer and the Sellers Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Sellers Representative (i.e., not on the basis of an independent review; provided, however, the accountant shall be required to take into account matters of Applicable Law).  The accountant’s determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Sellers Representative, and all fees and expenses of the accountant for such determination shall be allocated between Buyer and the Sellers so as to approximate the extent to which the parties’ submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant).  Subject to the foregoing, the Sellers shall bear all costs and expenses relating to the preparation and filing of Tax Returns under this Section 5.9(b).

(c)           Buyer will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of the Pecos Entities (except as provided in Section 5.9(b)).  For Tax Returns for the Straddle Period, such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Pecos Entities with respect to such items, unless otherwise required by Applicable Law.  For Tax Returns for the Straddle Period, Buyer will provide to the Sellers Representative a draft of such Tax Returns required to be prepared and filed by Buyer under this Section 5.9(c) at least thirty (30) days prior to the due date for the filing of such Tax Returns (including any extensions).  At least twenty (20) days prior to the due date for the filing of such Tax Returns (including any extensions), the Sellers Representative will notify Buyer of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Sellers Representative may have to any items set forth on such draft Tax Return.  Buyer and the Sellers Representative agree to consult and resolve in good faith any such objection. In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by the Sellers Representative of such objections, the Sellers Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Returns, in order that such Tax Returns may be timely filed.  Buyer and the Sellers Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Sellers Representative (i.e., not on the basis of an independent review; provided, however, the accountant shall be required to take into account matters of Applicable Law).  The accountant’s determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Sellers Representative.  The accountant shall apportion its fees and expenses for such determination between Buyer and the Sellers so as to approximate the extent to which the parties’

submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant).  Subject to the foregoing, Buyer shall bear all costs and expenses relating to the preparation and filing of Tax Returns under this Section 5.9(c).

(d)           For purposes of Sections 5.9(b) and 5.9(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date.  Any credits relating to the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner consistent with the apportionment of the Taxes subject to clause (i) above.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Pecos Entities.

(e)           Subject to the other provisions hereof, including the provisions of Article VII, after the Closing, the Sellers shall, indemnify Buyer and hold it harmless from and against: (i) all Taxes of the Pecos Entities for all Pre-Closing Tax Periods, (ii) with respect to any Straddle Period, all Taxes of the Pecos Entities attributable to the portion of such Straddle Period that ends on and includes the Closing Date, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which one or more of the Pecos Entities (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law, rule or regulation, and (iv) any and all Taxes of any person (other than the Pecos Entities) imposed on any of the Pecos Entities as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(f)            Buyer shall inform the Sellers Representative of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from Sellers hereunder.  With respect to any Tax Contest for which the Sellers are liable under Section 5.9(e) (after application of Section 7.4), the Sellers Representative shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (i) the Sellers Representative shall promptly notify Buyer in writing of its intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Pecos Entities for a Straddle Period, the Sellers Representative and Buyer shall jointly control all proceedings taken in connection with any such Tax Contest and (iii) if any Tax Contest could reasonably be expected to have an adverse effect on Buyer, the Pecos Entities, or any of their Affiliates in any Tax period ending after the Closing

Date, the Tax Contest shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if notice is given to the Sellers Representative of the commencement of any Tax Contest and the Sellers Representative does not, within thirty (30) days after Buyer’s notice is given, give notice to Buyer of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Sellers), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Buyer.  Buyer and the Pecos Entities shall use their reasonable efforts to provide the Sellers Representative with such assistance as may be reasonably requested by the Sellers Representative in connection with a Tax Contest controlled solely or jointly by the Sellers Representative.

(g)           All sales and transfer taxes (which for the avoidance of doubt shall not include any Texas gross margin or franchise tax), deed taxes, conveyance fees, recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, if any, together with any interest, penalties or additions to such transfer taxes (“Transfer Taxes”), shall be borne 50% by the Sellers and 50% by Buyer.

(h)           Buyer shall not cause or permit the Pecos Entities to amend any Tax Return with respect to any Pre-Closing Tax Period, or Straddle Period, or make any election that has retroactive effect to any such period, to the extent that the Sellers would be materially and adversely affected by such amendment or election.

(i)            Purchase Price Allocation.

(i)            Consistent with the allocation schedules included in Disclosure Schedule 5.9(i), within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers Representative a draft of a statement (the “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of the Purchase Price (including the amount of any assumed liabilities) to be allocated among the assets of each of Black Hawk, Midstream, Pecos, Striker and TransWest deemed purchased by Buyer pursuant to this Agreement and the proposed allocation of such aggregate amount among such assets; (provided, however, Buyer shall be required to use the allocation of the Purchase Price amongst the various companies comprising the Pecos Entities by reference to Disclosure Schedule 1.1(c)).  If within thirty (30) days after the Sellers Representative’s receipt of the draft Allocation Statement, the Sellers Representative shall not have objected in writing to such draft Allocation Statement, the draft Allocation Statement shall become the Allocation Statement.  In the event that the Sellers Representative objects in writing within such 30-day period, the Sellers Representative and Buyer shall negotiate in good faith to resolve the dispute.  If the Sellers Representative and Buyer are unable to reach an agreement within thirty (30) days after Buyer’s receipt of the Sellers Representative’s written objection, the dispute shall be resolved and the Allocation Statement shall be determined by an independent, nationally recognized accounting firm mutually selected by the parties hereto on the basis of the relative fair market value of all assets as reasonably determined by such accounting firm; provided, however, under no circumstances shall the accounting firm be permitted to use an allocation of the Purchase Price amongst the various companies comprising the Pecos Entities that differs from Disclosure Schedule 1.1(c).  The Allocation Statement, as

agreed upon by Buyer and the Sellers Representative and/or determined under this Section 5.9(i), shall be final and binding upon the parties hereto.  Each of Buyer on one hand and the Sellers on the other hand shall bear all fees and costs incurred by Buyer and the Sellers Representative in connection with the determination of the Allocation Statement, except that the parties hereto shall each pay one-half (50%) of the fees and expenses of the accounting firm.

(ii)           The Allocation Statement will be prepared in accordance with Section 1060 of the Code and the rules and Treasury Regulations promulgated thereunder.  Buyer and the Sellers Representative also shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Allocation Statement.  After Closing, if there is an adjustment to the Purchase Price and if such difference requires an adjustment to the Allocation Statement in accordance with this Section 5.9(i), Buyer shall prepare such adjustment to the Allocation Statement which adjustment shall be submitted to Sellers Representative, and Sellers Representative and Buyer shall use their best efforts to agree on the final adjustment within thirty (30) days after the determination of the adjusted Purchase Price.

(iii)          The parties hereto agree to report the allocation of the Purchase Price (including the amount of any assumed liabilities) among the assets of each of Black Hawk, Midstream, Pecos, Striker and TransWest deemed purchased by Buyer pursuant to this Agreement in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state or local Governmental Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that (i) Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.  If, contrary to the intent of the parties hereto as expressed in this Section 5.9(i), any Governmental Authority makes or proposes an allocation inconsistent with the Allocation Statement as provided in this Section 5.9(i), Sellers and Buyer shall cooperate with each other in good faith to contest such Governmental Authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests; provided that neither the Sellers or any of their Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Authority.

(iv)          The parties hereto will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 5.9(i) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 5.10         Efforts.  Buyer expressly covenants and agrees to cause the transactions contemplated hereby to be fully and timely funded at Closing in accordance with, but subject to, the terms and conditions hereof.  From the date hereof until the Closing, the parties hereto shall use all commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.11         Operations Pending Close. Except as required by Applicable Law, as contemplated or permitted herein or as otherwise set forth on Disclosure Schedule 5.11, without the consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), between the date hereof and the Closing Date (or sooner termination), each of the Pecos Entities will use commercially reasonable efforts to:  (a) conduct its business in the ordinary course, generally consistent with past practice, (b) continue with maintenance capital expenditures in the ordinary course, generally consistent with past practice (provided, however, the parties agree that funding of the maintenance capital expenditures identified on the Capital Expansion Budget shall be conclusively regarded as in the ordinary course and consistent with past practice) and (c) preserve intact its business organization, management, commercial relationships and goodwill, except that, nothing in this Section 5.11 or otherwise in this Agreement shall preclude or restrict in any way the ability of the Pecos Entities to declare, set aside, make and/or pay distributions in respect of any of the Equity in amounts necessary (or believed to be reasonably necessary) to pay any Seller’s Assumed Tax Liability.

Section 5.12         Exclusivity.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement (the “Exclusivity Period”), without the express prior written consent of Buyer, the Pecos Entities shall not, directly or indirectly through any Representative or otherwise, enter into any agreement, agreement in principle, or other commitment (whether or not legally binding) relating to any acquisition of all or a significant portion of the assets, or any sale of all or substantially all of the Equity of the Pecos Entities (each, a “Competing Transaction”), or solicit, initiate, or encourage the submission of any proposal or offer from any Person (including any of their officers, directors, employees, and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any Person to effect a Competing Transaction, nor agree in concept, (whether or not legally binding), to a Competing Transaction involving any Person to occur in the event that this Agreement is terminated.  The Pecos Entities shall promptly notify Buyer in the case of the receipt by any of the Pecos Entities or its Representatives of any bona fide future proposals, offers, or submissions with respect to a Competing Transaction.

Section 5.13         Failure to Obtain Consents.  In the event that the Sellers and/or the Pecos Entities shall not have received all required Consents but Buyer has nevertheless agreed to waive such condition and otherwise consummate the transactions contemplated by this Agreement, the parties have agreed that, notwithstanding any other term or provision hereof, neither the Sellers nor the Pecos Entities (through indemnification or otherwise) shall have any liability or suffer any Losses to Buyer (or others claiming through Buyer) in connection with such failure. In that event, Buyer agrees that the sole risk of loss arising from such failure to obtain one or more referenced Consents shall be borne by Buyer.  Notwithstanding the foregoing, this Section 5.13 shall not relieve the Sellers and/or the Pecos Entities of any liability in the event they failed to identify a necessary Consent pursuant to the applicable representation or warranty of Article III

Section 5.14         Control of Other Party’s Business. Prior to the Closing Date, each of the parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its businesses.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require any party to violate any rule, regulation or policy of any Governmental Authority or Applicable Law, relating to the control of another party.

Section 5.15         Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Sellers, or for any other legitimate business purpose, for a period of six (6) years after the Closing, Buyer shall (i) retain the books and records (including personnel files) of the Pecos Entities relating to periods prior to Closing in a manner reasonably consistent with the current practice of Buyer; and (ii) upon reasonable notice by the Sellers Representative, afford him and his Representatives reasonable access (including the right to make, at the Seller Representative’s (on behalf of the Seller’s) expense, copies thereof), during normal business hours, to such books and records.  Buyer shall not be obligated to provide access to any books or records (including personnel files) pursuant to this Section 5.15 where such access would violate Applicable Law.

Section 5.16         Financial Statement Cooperation.  Following Closing, the Sellers agree to provide to Buyer, and shall cause their respective Representatives to provide to Buyer, all cooperation that is reasonably necessary or required in connection with the preparation of audited and unaudited financial statements for the Pecos Entities, pro forma financial information, and other financial information regarding the Pecos Entities as may be required by the rules and regulations of the United States Securities and Exchange Commission, which cooperation shall include the consideration (and, if appropriate, execution) of reasonable and customary management representation letters and other support reasonably requested by the auditors of the Pecos Entities and/or Buyer.  Buyer agrees to be solely responsible for any reasonable fees, costs or expenses associated with Seller’s cooperation hereunder.

Section 5.17         Permitted Obligations.  At Closing, the Sellers agree that the consolidated debts, obligations, losses or liabilities of the Pecos Entities of the types listed on Disclosure Schedule 1.1(e) shall be equal to or less than $16,868,714, except to the extent otherwise taken into account when calculating Working Capital.

Section 5.18         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.19         Toro Employees and Benefit Plans.  The Pecos Entities hereby agree to take all actions necessary to cause Toro to transfer to Pecos, on or about November 1, 2012, all employees of Toro (other than the Reserved Employees) and all benefit plans associated with such employees and the assets described on Disclosure Schedule 5.19 pursuant to the terms of an assignment and assumption agreement, and Pecos shall assume all liabilities in connection therewith; provided, however, Pecos shall not acquire any real property or related facilities then held by Toro or any liabilities associated with such real estate (the “Toro Transfers”).

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1            Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           [Intentionally Left Blank]

(b)           No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)           Sellers shall have received all Consents expressly referred to in Section 3.7, in each case, in form and substance reasonably satisfactory to Buyer and the Pecos Entities, and no such Consent shall have been revoked.

Section 6.2            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Pecos Entities contained in Article III shall be true and correct in all material respects (other than those representations and warranties of the Pecos Entities and the Sellers that are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)           Sellers and the Pecos Entities shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by him, her or it (as the case may be) prior to or on the Closing Date.

(c)           There shall not have occurred since the date hereof a Material Adverse Effect with respect to the Pecos Entities.

(d)           Sellers and/or the Pecos Entities shall have delivered the documents and taken the actions required by Section 2.5(b).

(e)           Buyer shall have received current title commitments and current ALTA surveys for each parcel of Owned Real Property, each in a reasonably customary form.

(f)            Sellers shall have delivered evidence that the Toro Transfers have been completed.

(g)           Sellers shall have delivered to Buyer materially complete, executed copies of the Significant Contracts (including all material exhibits and schedules thereto), as amended and supplemented as of the Closing Date.

(h)           The Build Plan contemplated by the Cost Over-Run Protection Agreement and Right of First Refusal shall be final as mutually agreed to by Buyer and the Sellers Representative.

(i)            The Pledge Agreement and Escrow Agreement contemplated by the Credit Enhancement Facility Agreement shall be in customary form consistent with the Credit Enhancement Facility Agreement.

(j)            Sellers shall have delivered an executed amendment to the Supply Agreement (P-101625), dated January 17, 2007, between Pecos and Alon, as amended, whereby Alon agrees to pay all invoices provided by Pecos not later than the fifth day of any calendar month (if and to the extent that invoices are submitted to Alon on a timely basis).

Section 6.3            Conditions to Obligations of the Sellers and the Pecos Entities. The obligations of the Sellers and the Pecos Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers Representative’s and the Pecos Entities’ collective waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           There shall not have occurred since the date hereof a material adverse effect in the business or operations of Buyer taken as a whole.

(d)           Buyer shall have delivered the documents and taken the actions required by Section 2.5(a).

ARTICLE VII.

INDEMNIFICATION

Section 7.1            Survival.

(a)           The representations and warranties contained herein (and any certificate or other Transaction Document executed in connection herewith), and the related right to indemnification associated with any breach of representation or warranty, shall survive the Closing and shall remain in full force and effect but only until December 31, 2013; provided, however (i) the representations and warranties set forth in Section 3.2 (Capitalization of the Pecos Entities), Section 3.3 (Ownership of Equity), Section 3.5 (Authority) and Section 3.20 (Taxes) (collectively, the “Special Representations”), shall survive the Closing until the expiration of the statute of limitations relating to the subject matter thereof and (ii) the representations and warranties set forth in Section 4.2 (Authority) shall survive the Closing until the expiration of the statute of limitations relating to the subject matter thereof.  Upon the end of the applicable survival period, the representations and warranties (together with any associated right of indemnification) shall expire and terminate and be of no further force and effect; provided, however, that if a good faith claim for Losses for which indemnification is sought hereunder is properly asserted in writing within the survival period set forth above, then such claim shall continue to survive until the date that such claim is conclusively resolved (as provided herein).

(b)           The covenants or other agreements contained in this Agreement shall survive the Closing Date for the relevant statute of limitations period, unless a different period is expressly contemplated thereby.

Section 7.2            Indemnification by the Sellers.  Subject to the other terms and conditions of this Article VII, after the Closing, each Seller (on a joint and several basis with the other Sellers) shall indemnify the Buyer Indemnified Persons against, and shall hold the Buyer Indemnified Persons harmless from, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Persons based upon, arising out of, with respect to, or by reason of:

(a)           any breach of any of the representations or warranties of the Pecos Entities contained in this Agreement (and any certificate or other Transaction Document executed in connection herewith) without giving effect to any supplement to the Disclosure Schedules (except to the limited extent contemplated by Section 5.3(b) hereof);

(b)           any breach of any covenant, agreement or obligation of the Pecos Entities or one or more of the Sellers pursuant to this Agreement; or

(c)           the termination of Glenn Waldrop.

Section 7.3            Indemnification by Buyer.  Subject to the other terms and conditions of this Article VII, Buyer shall indemnify the Seller Indemnified Persons against, and shall hold the Seller Indemnified Persons harmless from, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Persons based upon, arising out of, with respect to or by reason of:

(a)           any breach of any of the representations or warranties of Buyer contained in this Agreement (and any certificate or other Transaction Document executed in connection herewith); or

(b)           any breach of any covenant, agreement or obligation of Buyer pursuant to this Agreement.

Section 7.4            Certain Limitations. The indemnification provided for in Section 7.2(a) and Section 5.9(e) shall be subject to the following limitations:

(a)           The Sellers shall not be liable (for indemnification or otherwise) to the Buyer Indemnified Persons until the aggregate amount of the actual Losses in respect of claims under Section 7.2(a) and/or Section 5.9(e) exceeds Eight Hundred Twenty Five Thousand Dollars ($825,000) (the “Threshold”), in which event, the Sellers, as a group, shall be jointly and severally liable for all Losses over and above Five Hundred Thousand Dollars ($500,000) (the “Deductible”), subject to the other limitations contained in this Article VII.  Notwithstanding anything to the contrary herein, the Sellers shall not be liable (for indemnification or otherwise) to the Buyer Indemnified Persons with respect to any individual claim (or series of claims arising from the same or substantially similar facts or circumstances) where the amount of actual Loss relating thereto is less than Ten Thousand Dollars ($10,000) (in each case, an “Ineligible Claim”).  Amount(s) related to Ineligible Claims shall not be counted towards the Threshold or the Deductible.  For purposes of adding absolute clarity hereto, the parties recognize and agree that the Sellers shall have no liability for Losses (under any theory whatsoever) arising out of or related to Ineligible Claims (as provided in the immediately preceding sentence).

(b)           The Sellers shall not be liable (for indemnification or otherwise) to the Buyer Indemnified Persons with respect to claims under Section 7.2(a) and/or Section 5.9(e) for aggregate Losses in excess of Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the “Cap”); provided, however, that the Cap shall not apply to breaches of the Special Representations or to the indemnity provided for in Section 5.9(e) but in both cases, shall instead be subject to a separate limit on aggregate Losses related thereto of Sixty Two Million, Five Hundred Thousand Dollars ($62,500,000) (the “Special Rep. Cap”); provided, further, that neither the Cap nor the Special Rep. Cap shall apply to any claim against an individual Seller for Fraud as provided in Section 7.4(k) below (however, in that case, the aggregate Losses for such claim shall not exceed the amount of the Purchase Price actually received by that Seller minus the amount  of Losses otherwise suffered by such Seller).

(c)           Subject to the other limitations imposed by this Article VII, with respect to any claims by the Buyer Indemnified Persons (or any Person claiming through the Buyer Indemnified Persons), such claims shall first be paid and satisfied from the Escrow Account, to the extent of any funds then remaining, and only secondarily by the Sellers on a joint and several basis.

(d)           Any Loss incurred by the Buyer Indemnified Persons (or Person claiming through the Buyer Indemnified Persons) shall be reduced, on a dollar-for-dollar basis, by the amount of any insurance proceeds and any indemnity, contribution or other similar payment received by the Buyer Indemnified Persons (or the Pecos Entities) in respect of any such Loss or claim associated with such Loss.  The Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, consideration or other similar agreements for Losses prior to seeking indemnification under this Agreement; provided that the Buyer Indemnified Parties shall be permitted to make a concurrent claim under this Agreement so as to preserve its rights hereunder.

(e)           Any Loss incurred by the Buyer Indemnified Persons shall be reduced, on a dollar-for-dollar basis, by the amount of any Tax refund or reduction in the amount of Tax payable by the Buyer Indemnified Persons, the Pecos Entities or any of their respective Affiliates (whether actually realized or expected to be realized) arising from the incurrence or payment of the claim giving rise to the Loss (a “Net Tax Benefit”).

(f)            Following the Closing, Buyer shall take, and cause its Affiliates, including the Buyer Indemnified Persons, to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring commercially reasonable costs to the extent necessary to remedy the breach that gives rise to such Loss and the failure to so mitigate will reduce, on a dollar-for-dollar basis, all Loss resulting from such failure.  Without in any manner limiting the generality of the foregoing, the parties acknowledge and agree that Buyer (and the Buyer Indemnified Persons) shall have an obligation to mitigate costs and expenses associated with litigation involving a Third-Party Claim, and, as such, no cost or expense associated with prosecuting a counterclaim against any Third-Party Claim shall be recoverable hereunder (unless such counterclaim has been authorized in writing in advance of filing by the Sellers Representative, which authorization shall not be unreasonably withheld).

(g)           Notwithstanding any other provision contained herein, Sellers shall not be liable for any Losses based upon or arising out of any breach of any representation or warranty of the Sellers or the Pecos Entities contained in this Agreement or otherwise if the Sellers Representative (who shall bear the burden of proof in connection therewith) can reasonably establish at law or in equity (on behalf of the Sellers), by a preponderance of the evidence, that Buyer’s Key Managers had Actual Knowledge of such breach on or prior to the Closing Date.  Buyer hereby represents to the Pecos Entities and the Sellers that Buyer’s Key Managers do not have Actual Knowledge of a breach of any of the representations or warranties contained in Article III of this Agreement.  Buyer (on its own behalf and on behalf of all Buyer Indemnified Persons) shall be deemed to have waived, in full, any breach of any of the Pecos Entities’ and/or Seller’s representations or warranties for which the Sellers Representative (who shall bear the burden of proof in connection therewith) reasonably establishes at law or in equity (on behalf of the Sellers), by a preponderance of the evidence that Buyer’s Key Managers had Actual Knowledge at Closing.

(h)           Under no circumstances shall any liability recorded on the Pecos Entities’ Financial Statements give rise to an indemnifiable Loss hereunder.

(i)            Sellers shall not be liable for any Losses or any indemnification for Taxes or other matters attributable to Third-Party Claims arising out of or resulting from any issue, concern, inquiry, proceeding, audit, or set of circumstances brought to the attention of such third-

party voluntarily by Buyer or the Buyer Indemnified Persons following Closing (or their respective Representatives).

(j)            Buyer (on its own behalf and on behalf of all Buyer Indemnified Persons) expressly waives any right or rights of offset, whether under common law or otherwise, and however styled or articulated, against any amount that is or may be due any Seller following the Closing.

(k)           Buyer (on its own behalf and on behalf of all Buyer Indemnified Persons) expressly agrees that the only claim of fraud preserved hereunder is a claim against an individual Seller for Fraud committed by that Seller in connection with the transactions contemplated by this Agreement and that, notwithstanding any other provision hereof, no Seller shall be liable for the fraud of any other Person.

(l)            Buyer (on its own behalf and on behalf of all Buyer Indemnified Persons) acknowledges that the provisions of this Section 7.4 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price.  The Pecos Entities and the Sellers have specifically relied upon the provisions of this Section 7.4 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder.  None of the Pecos Entities or the Sellers would have entered into this Agreement but for the inclusion of this Section 7.4.

Section 7.5            Indemnification Procedures.

(a)           Third-Party Claims. If any party making a claim for indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the party against whom the Indemnified Party is making a claim (the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the defense of such Third-Party Claim is prejudiced thereby (including in the event that the Indemnifying Party forfeits material rights or defenses by reason of such failure). Such notice by the Indemnified Party shall (i) describe the Third-Party Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence, and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including specifically if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. It is understood between the parties that the assumption of the defense by the Indemnifying Party shall not represent, under any circumstances, the concession by such Indemnifying Party that it has any duty or obligation to indemnify.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the other provisions hereof) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.  Notwithstanding the foregoing, (a) the Indemnified Party shall have the right at all times to participate in the defense of any Third-Party Claim hereunder with its own counsel and at its own expense and (b) (i) if the Indemnified Party is advised by outside counsel reasonably satisfactory to the Indemnifying Party that a bona fide conflict of interest exists that requires the Indemnified Person to be represented by separate counsel under the applicable rules of professional responsibility, (ii) if the court in which such Third-Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court to represent the Indemnified Party with respect to such Third-Party Claim or (iii) if there is one or more bona fide defenses that could be asserted by the Indemnified Party that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnified Party’s behalf), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third-Party Claim which shall be (subject to the other terms and provisions hereof) at the sole cost of the Indemnifying Party.

(b)           Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation, sanction or restriction on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the value or amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  In the event, however, that the Indemnified Party settles any claim without the written consent of the Indemnifying Party (in violation of the previous sentence), then, in that event, the Indemnifying Party shall be relieved of its obligations to indemnify hereunder unless such Indemnifying Party has acted unreasonably in withholding its consent.

(c)           Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby (including in the event that the Indemnifying Party forfeits rights or defenses by reason of such failure).  Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including, specifically, if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have thirty (30) days after its receipt of such notice and materials to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such assistance (including access to the Pecos Entities’ premises and personnel and the right to examine and copy any accounts, documents or records in the possession or control of the Indemnified Party) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Section 7.7            Exclusive Remedies. Subject to Section 9.11 (Specific Performance) and Section 5.3 (Supplement to Disclosure Schedules), Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (expressly including claims against an individual Seller for Fraud committed by that Seller in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising out of or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in

Section 5.9(e) and Article VII. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims, remedies and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Section 5.9(e) and Article VII.  In furtherance of the foregoing, Buyer expressly waives and releases any and all other claims, remedies and causes of action, including those relating to or arising out of fraud (whether fraud in the inducement or other fraud claims).  Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief or specific performance to which any Person shall be entitled pursuant to the terms of this Agreement.  The provisions of this Section 7.7 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price.  The Pecos Entities and the Sellers have specifically relied upon the provisions of this Section 7.7 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder.  None of the Pecos Entities or the Sellers would have entered into this Agreement but for the inclusion of this Section 7.7.

ARTICLE VIII.

TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Sellers, the Pecos Entities and Buyer;

(b)           by Buyer, on the one hand, or the Pecos Entities and the Sellers Representative, acting collectively, on the other hand, if the Closing shall not have occurred on or before December 1, 2012 (the “Drop Dead Date”);

(c)           subject to Section 5.3(b), by Buyer upon written notice to the Pecos Entities and the Sellers if:

(i)            Buyer is not then in material breach of any provision of this Agreement but there has been a breach in any representation, warranty, covenant or agreement made by the Pecos Entities or any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and such breach cannot be cured by the Drop Dead Date; or

(ii)           any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date (other than those conditions which by their nature, are to be taken or satisfied on the Closing Date), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)          Buyer is terminating this Agreement in accordance with the terms of Section 5.3(c) above;

(d)           by the Pecos Entities and the Sellers, acting collectively upon written notice to Buyer if:

(i)            none of the Pecos Entities or the Sellers are then in material breach of any provision of this Agreement but there has been a breach in any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)           any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date (other than those conditions which by their nature, are to be taken or satisfied on the Closing Date), unless such failure shall be due to the failure of the Pecos Entities or any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(e)           by Buyer, on the one hand, or the Pecos Entities and the Sellers (in the manner contemplated by Section 9.9 hereto), acting collectively, on the other hand, in the event that:

(i)            there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)           any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable (it being agreed between the parties that Buyer shall use commercially reasonable efforts to promptly appeal any Governmental Order which has not become final and non-appealable (and pursue such appeal with reasonable diligence)).

Section 8.2            Effect of Termination. In the event that this Agreement is validly terminated in accordance with this Article VIII, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, any Seller or the Pecos Entities; provided, however, that (i) nothing in this Article VIII shall relieve Buyer, any Seller or the Pecos Entities of any liability for any Losses for any willful and intentional breach of any representation or warranty or any breach of any covenant or other agreement contained in this Agreement or the other Transaction Documents, (ii) nothing in this Article VIII shall limit any provision relating to the payment of fees and expenses or the commitment to retain information as confidential, which in each case, shall survive any such termination and (iii) Buyer’s election to terminate in accordance with the provisions of Section 5.3(c) above shall function as its exclusive election of remedies in connection therewith.

ARTICLE IX.

MISCELLANEOUS

Section 9.1            Expenses. Except as otherwise expressly contemplated otherwise herein, all costs, fees and expenses incurred by the Pecos Entities and/or the Sellers in connection with the transactions contemplated by this Agreement (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the Pecos Entities, whether or not the Closing shall have occurred.  Except as otherwise expressly contemplated otherwise herein, all costs, fees and expenses of Buyer and/or its Affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by Buyer, whether or not the Closing shall have occurred.

Section 9.2            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (with written or electronic confirmation of receipt); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to the Pecos Entities (or any of them) or the Sellers (or any of them), prior to the Closing:

Pecos Gathering & Marketing, L.L.C.
240 St. Paul Street, Suite 305

Denver, Colorado 80206

Facsimile:  432.620.0108

E-mail:  midopco@gmail.com

Attention: Gerald L. Jensen

If to the Sellers (or any of them) or the Sellers Representative after the Closing:

Gerald L. Jensen
Sellers Representative

706B West Ben White Boulevard, Suite 200B

Austin, Texas  78704

E-mail:  midopco@gmail.com

with mandatory copies, in either case, to:

Gerald L. Jensen

Sellers Representative

240 St. Paul Street, Suite 305

Denver, Colorado  80206

Facsimile:  432.620.0108

E-mail:  midopco@gmail.com

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

Facsimile:  214.659.4891

E-mail: davidwashburn@andrewskurth.com

Attention:  J. David Washburn, Esq.

Jonathan Jensen
4009 Banister Lane
Austin, Texas  78704
E-mail: midopco@gmail.com

If to Buyer, whether prior to or after the Closing:

NGL Energy Partners LP

6120 S. Yale, Suite 805

Tulsa, Oklahoma  74136

Facsimile:  918.492.0990

E-mail:  michael.krimbill@nglep.com

Attention:  H. Michael Krimbill

with mandatory copies to:

Bill Laughlin

Sr. Vice President, General Counsel and Secretary

High Sierra Energy, LP

3773 Cherry Creek North, Suite 1000

Denver, Colorado  80209

Facsimile:  303.370.7109

E-mail:  blaughlin@highsierraenergy.com

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas  77002

Facsimile:  713.229.2642

E-mail:  EJohnson@lockelord.com

Attention:  J. Eric Johnson, Esq.

Section 9.3            Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iv) the words “ordinary course of business,” or words of substantially similar import, shall refer to the normal day-to-day operations of such Person (whether required to be authorized by the Board of Directors or similar governing body or not) as well as common practices in that Person’s industry or industries to the extent applicable (provided, however, the parties acknowledge and agree that Toro has been eliminated from the transactions contemplated hereby, notwithstanding the fact that Toro has been operated as an integrated part of the normal day-to-day operations of the Pecos Entities historically).  Unless the context otherwise requires, references herein: (A) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.4            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.6            Entire Agreement. This Agreement (together with the Exhibits, the Disclosure Schedules and the other Transaction Documents) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes (except to the extent otherwise preserved) all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control, unless expressly agreed otherwise.

Section 9.7            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may designate one or more of its Affiliates to assign its rights and to perform its obligations hereunder (in any case, Buyer nonetheless shall remain responsible for the performance of all of such Affiliates’ obligations hereunder). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.8            No Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to implicitly confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Any grant of third-party beneficiary rights hereunder is made expressly subject to the last sentence of Section 9.9 hereof.

Section 9.9            Amendment and Modification; Consents; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Pecos Entities, Buyer and the Sellers Representative. Any amendment, modification or supplement to this Agreement shall be binding on all of the parties hereto, including all of the Sellers, upon the execution thereof in accordance with the foregoing sentence.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving except that, prior to the Closing, the Pecos Entities or the Sellers Representative may grant a waiver on behalf of all of the Sellers and, following a Closing, the Sellers Representative may grant a waiver on behalf of all of the Sellers. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.9.  For purposes of absolute clarity, the parties agree that no Person not a party hereto (but, instead, merely listed as a third-party beneficiary hereof) shall have any right to be consulted or notified in connection with any amendment, modification, supplement, waiver or consent contemplated hereby.

Section 9.10         Governing Law; Dispute Resolution; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of law provisions thereof.

(b)           Except for disputes requiring an accounting firm to finally resolve disputes (including pursuant to Section 2.4(b)), and for ancillary and other claims for injunctive relief and specific performance, all disputes, claims or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby or thereby (each, a “Transaction Dispute”), that are not resolved by mutual agreement shall be resolved solely and exclusively by the arbitration and mediation organization JAMS or its successor (“JAMS”) as provided herein.  The parties understand and agree that this alternative dispute resolution provision shall apply equally to preserved claims of Fraud.  Before any Transaction Dispute is submitted to arbitration, or before any lawsuit is filed, the parties, each represented by a Representative authorized to enter into an agreement and bind such party, shall meet to mediate the Transaction Dispute.  An unbiased mediator with JAMS shall be selected between the parties (or, following an inability to agree upon an unbiased mediator after five (5) Business Days, JAMS shall select an unbiased mediator) and the parties shall in good faith engage in mediation of the Transaction Dispute.  The parties agree that such mediation shall commence within thirty (30) days of the request of either party to mediate a Transaction Dispute under this Agreement.  In the event that the parties cannot resolve the Transaction Dispute in mediation within thirty (30) days of submitting the Transaction Dispute to mediation, the parties agree that such Transaction Dispute shall be resolved by binding arbitration.  This agreement to arbitrate shall not limit the Pecos Entities’ or the Sellers’ right to seek equitable relief, including injunctive relief and specific performance.  Once appointed, the arbitrator shall have exclusive authority to resolve any Transaction Dispute, as well as any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The mediation and arbitration shall be held in Dallas, Texas before a single mediator and a single arbitrator and shall be conducted in accordance with the rules and regulations of JAMS unless specifically modified herein.  The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which mediation shall have ended.  The arbitrator shall not have the power to award damages in excess of the amounts allowed by this Agreement.  The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by JAMS.  Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties.

(c)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY THAT IS NOT SUBJECT TO SECTION 9.10(b) OR ANY SUIT TO ENFORCE THE ARBITRATION PROVISIONS OF THIS AGREEMENT OR FOR ANCILLARY AND OTHER INJUNCTION OR SPECIFIC PERFORMANCE SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE COUNTY OF DALLAS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)           EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL

ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(d).

Section 9.11         Specific Performance.  Except as otherwise expressly provided, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, Applicable Law or otherwise.  Without limiting the foregoing, the parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages.  It is accordingly agreed that each party (with the Pecos Entities and Sellers, acting through the Sellers Representative) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Notwithstanding anything to the contrary herein, it is expressly agreed that the parties shall be entitled to specific performance of the Closing.  The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or equivalent in connection with or as a condition to obtaining any remedy referenced in this Section 9.11 and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or equivalent; provided, however, to the extent any such bond or equivalent is required by Applicable Law or Governmental Order, the parties expressly agree and intend that a bond or equivalent in the amount of $100 shall be sufficient and reasonable.

Section 9.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile or e-mail of a PDF document shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13         Sellers Representative.

(a)           Each Seller, for himself and for his or her successors and assigns, hereby irrevocably makes, constitutes and appoints the Sellers Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Seller with respect to any matter arising under this Agreement and/or any of the other Transaction Documents, and, by executing below in his capacity as the Sellers Representative, Gerald L. Jensen, hereby expressly accepts such appointment.  Each Seller acknowledges that the appointment of the Sellers Representative is coupled with an interest and may not be revoked.

(b)           In furtherance of the appointment of the Sellers Representative, each Seller, fully and without restriction:  (i) acknowledges receiving, reviewing and understanding the terms and provisions of this Agreement and the other Transaction Documents; (ii) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Sellers Representative under this Agreement, the Expense Agreement and the other Transaction Documents; and (iii) authorizes the Sellers

Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by the Sellers (or the Sellers Representative on behalf of the Sellers) pursuant to this Agreement, the Expense Agreement and the other Transaction Documents, together with any certificates and documents executed by the Sellers and deposited with the Sellers Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under this Agreement, the Expense Agreement or the other Transaction Documents, (C) negotiate and compromise any dispute which may arise under this Agreement, the Expense Agreement or the other Transaction Documents, (D) pay any amounts due Buyer from the Sellers under this Agreement or the other Transaction Documents, (E) exercise or refrain from exercising any remedies available to the Sellers (or the Sellers Representative on behalf of the Sellers) under this Agreement, the Expense Agreement or the other Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement or the other Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Sellers Representative, in his sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement, the Expense Agreement or the other Transaction Documents, (I) take any and all actions and make any decisions required or permitted to be taken by him under the Escrow Agreement, including, without limitation, the exercise of the power to authorize delivery to Buyer of cash out of the Escrow Account in satisfaction of claims by Buyer, to petition the Escrow Agent for the release of any or all funds due to the Sellers under the Escrow Agreement and, subject to the Sellers Representative’s other responsibilities under this subsection, to pay to each Seller such Seller’s Pro Rata Share of such funds, (J) receive all amounts payable by Buyer to the Sellers under this Agreement or the Escrow Agreement on behalf of the Sellers and, subject to the Sellers Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Pro Rata Share of such amounts, (K) pay out of funds coming into the hands of the Sellers Representative from Buyer (including from the Expense Account) or the Escrow Agent all fees and expenses of the Sellers (and of the Sellers Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants and other professional advisors retained by or on behalf of the Sellers (or the Sellers Representative) in connection with such transactions, (L) retain such counsel, accountants and other professional advisors as the Sellers Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Sellers Representative, (M) retain out of funds coming into the hands of the Sellers Representative from Buyer or the Escrow Agent, including by depositing such amounts into the Expense Account, such amounts as the Sellers Representative, in its sole discretion, deems appropriate to be held as reserves including for expected or potential future expenses or liabilities of the Sellers hereunder or as otherwise deemed appropriate by the Sellers Representative as a litigation reserve or otherwise, (N) control, maintain and use the Expense Account as the Sellers Representative determines in its sole discretion is in the best interests of the Sellers and (O) to petition the Escrow Agent for the release to the Sellers of the Expense Reserve Amount in accordance with each Seller’s Pro Rata Share of such amounts. Payments made by the Sellers Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro Rata Shares.  As used in this Agreement, a Seller’s “Pro Rata Share” means such Seller’s Percentage Interest.

(c)           All actions, decisions and instructions of the Sellers Representative shall be conclusive and binding upon the Sellers and no Seller nor any other Person shall have any claim or cause of action against the Sellers Representative, and the Sellers Representative shall have no liability to any Seller or any other Person, for any action taken, decision made or instruction given by the Sellers Representative in connection with this Agreement or any other Transaction Document, except in the case of his or her own gross negligence or willful misconduct (it being the explicit intention of the Sellers that any act done or omitted pursuant to the advice of counsel (acting in good faith) shall be without gross negligence or willful misconduct).  In determining the occurrence of any such event or contingency, the Sellers Representative may request from any one or more of the Sellers such reasonable additional evidence as the Sellers Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any one or more of the Sellers, and the Sellers Representative shall not be liable to any of the Sellers for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by him.  In the performance of its duties hereunder, the Sellers Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Seller.

(d)           If the Sellers Representative resigns, dies or becomes incapacitated, Jonathan E. Jensen shall automatically become the first successor thereto (and by execution below agrees to such appointment).  However, if Jonathan E. Jensen resigns, dies or becomes incapacitated, his successor will be appointed within fifteen (15) days of such event by the Sellers owning a majority of the Equity immediately prior to the Closing.  The Sellers owning a majority of the Equity immediately prior to Closing have the right, at any time, to remove the then-acting Sellers Representative and to appoint a successor Sellers Representative determined in their discretion; provided, however, neither such removal of the then-acting Sellers Representative nor such appointment of a successor Sellers Representative shall be effective until the delivery to each of Buyer and the then-acting Sellers Representative of executed counterparts of a writing signed by Sellers owning a majority of the Equity immediately prior to the Closing, together with an acknowledgment for the benefit of the Sellers signed by the successor Sellers Representative whereby he, she or it agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers Representative.  The decisions and actions of any successor Sellers Representative will be, for all purposes, those of the Sellers Representative as if originally named herein.  The death or incapacity of any Seller will not terminate the authority and agency of the Sellers Representative.  Any successor Sellers Representative will provide Buyer with prompt written notice of his, her or its appointment.

(e)           Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Sellers Representative and will not be liable to the Sellers or any other Person for any action taken or not taken in reliance upon the Sellers Representative.  Buyer will not be obligated to inquire as to the authority of the Sellers Representative (or any successor) with respect to the taking of any action that the Sellers Representative takes on behalf of the Sellers.

(f)            The Sellers will jointly and severally indemnify the Sellers Representative and hold him or her harmless against any and all Loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers Representative and arising out of or in connection with his or her duties as the Sellers Representative.  The Sellers Representative shall have the option, but not the requirement, to pay for such Losses, liabilities or expenses out of the Expense Account or, to the extent funds remain in the Escrow Account and are otherwise payable or distributable to the Sellers, out of the Escrow Account; provided, however, reasonable documentation exists therefor.  The Sellers Representative shall not be entitled to be paid for his or her services hereunder unless and until a separate agreement relating to such compensation shall be signed by the Sellers Representative, on the one hand, and the Sellers owning a majority of the Equity immediately prior to the Closing, on the other hand.

Section 9.14         Conflicts.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that the Pecos Entities are the clients of Andrews Kurth LLP and J. David Washburn (collectively, “AK LLP”).  After the Closing, it is possible that AK LLP will represent one or more of the Sellers, the Sellers Representative and/or their respective Representatives and Affiliates (individually and collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Pecos Entities.  Each of the parties to this Agreement hereby agree that AK LLP (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter, including any Transaction Dispute.  Each of the parties hereto consents to such representation, and waives any conflict of interest arising therefrom.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.  Each of the parties further agrees that all communications or privileged materials between AK LLP, on the one hand, and the Pecos Entities (or any Representative of the Pecos Entities) or a Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group) (collectively, “Privileged Materials”) are the property of the Sellers (as a group) and that Buyer and the Pecos Entities cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Sellers Representative.  Each of the parties hereby expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Sellers acting collectively through the Sellers Representative.  Buyer further agrees that it will not and that it will not permit the Pecos Entities to seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have the Sellers and/or the Sellers Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer (or the Pecos Entities) has the right to waive the attorney-client or other privilege.  In the event that Buyer or the Pecos Entities is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Sellers Representative in writing (including by making specific reference to this Section) so that the Sellers Representative can seek a protective order, and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC
as General Partner

By:	/s/ James Burke
Name: James Burke
Title: CEO, High Sierra Energy

PECOS ENTITIES:

BLACK HAWK GATHERING, L.L.C.

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

MIDSTREAM OPERATIONS L.L.C.

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	Member & Manager

PECOS GATHERING & MARKETING, L.L.C.

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

STRIKER OILFIELD SERVICES, LLC

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	Member & Manager

TRANSWEST LEASING, LLC

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

SELLERS:

/s/ Gerald L. Jensen
Gerald L. Jensen

/s/ Jonathan E. Jensen
Jonathan E. Jensen

THRIFT OPPORTUNITY CORPORATION

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

THRIFT OPPORTUNITY HOLDINGS, LP

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	Partner – Jensen Opportunity Management LLC

JENCO PETROLEUM CORPORATION

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

CARITAS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

ANIMOUSUS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

NITOR TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

OLTMAN FAMILY TRUST

By:	/s/ Amy Jensen
Name:	Amy Jensen
Title:	Trustee

SELLERS REPRESENTATIVE:

GERALD L. JENSEN

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen, individually, but in his capacity as the Sellers Representative only

(End of signature pages)